UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 14a-101 )
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BIOLASE TECHNOLOGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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BIOLASE TECHNOLOGY, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 16, 2007
TO OUR STOCKHOLDERS:
NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of BIOLASE Technology, Inc., a Delaware corporation, will be held on Wednesday, May 16, 2007, at 9:00 a.m. local time at the Laguna Cliffs Marriott Resort and Spa, 25135 Park Lantern, Dana Point, CA, 92629, for the following purposes, as more fully described in the proxy statement accompanying this notice:
1.	To elect six directors to serve until the next annual meeting of stockholders;

2.	To amend the 2002 Stock Incentive Plan to increase the shares of our common stock reserved for issuance thereunder by 1,000,000 shares and to establish an aggregate 200,000 share limitation on the number of shares that may be used for the granting of full value awards;

3.	To ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007; and

4.	To consider and act upon such other business as may properly come before the meeting, or any adjournment or postponement thereof.
Stockholders of record at the close of business on March 28, 2007 are entitled to notice of and to vote at our annual meeting and any adjournment or postponement thereof. All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all of your shares will be voted. You may revoke your proxy at any time prior to our annual meeting. If you are a stockholder of record and vote by ballot at our annual meeting, your proxy will be revoked automatically and only your vote at our annual meeting will be counted.
Sincerely,

George V. d’Arbeloff
Chairman of the Board
Irvine, California
April 10, 2007

i

BIOLASE TECHNOLOGY, INC.
4 Cromwell
Irvine, California 92618
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 16, 2007

PROXY STATEMENT

SOLICITATION OF PROXIES
General
The accompanying proxy is solicited on behalf of the Board of Directors of BIOLASE Technology, Inc., a Delaware corporation (“BIOLASE,” “we,” “our” or “us”), for use at our annual meeting of stockholders to be held on Wednesday, May 16, 2007 and at any adjournment or postponement thereof. Our annual meeting will be held at 9:00 a.m. local time at the Laguna Cliffs Marriott Resort and Spa, 25135 Park Lantern, Dana Point, CA, 92629. These proxy solicitation materials were mailed on or about April 13, 2007 to all stockholders entitled to vote at our annual meeting.
If the enclosed form of proxy is properly signed and returned to us, the shares represented thereby will be voted at our annual meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR:
•	the election of the six nominees for election to our Board listed in the proxy and proposed by our Board;

•	the amendment of the 2002 Stock Incentive Plan, which in part increases the shares of our common stock reserved for issuance thereunder by 1,000,000 shares and establishes an aggregate 200,000 share limitation on the number of shares that may be used for the granting of full value awards; and

•	the ratification of the appointment of BDO Seidman, LLP, as our independent registered public accounting firm for its fiscal year ending December 31, 2007.
Any stockholder has the power to revoke his or her proxy at any time before it is voted. A proxy may be revoked by a stockholder of record by:
•	delivering a written notice of revocation to our Corporate Secretary before our annual meeting;

•	presenting a new proxy with a later-date; or

•	attending our annual meeting and voting in person.
Attendance at our annual meeting will not, by itself, revoke a proxy. If your shares are held in the name of a bank, broker or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or other nominee. Please note that if your shares are held of record by a broker, bank or other nominee, and you decide to attend and vote at our annual meeting, your vote in person at our annual meeting will not be effective unless you present a legal proxy, issued in your name from the record holder, your broker.
Voting; Quorum
On March 28, 2007, the record date for determination of stockholders entitled to notice of and to vote at our annual meeting, 23,807,710 shares of our common stock, par value $0.001 per share, were outstanding. No shares of our preferred stock were outstanding on such record date. Only stockholders of record of our common stock on March 28, 2007 will be entitled to notice of and to vote at our annual meeting or any adjournment or postponement thereof. Each stockholder is entitled to one vote for each share of our common stock held by such stockholder on such record date. Stockholders may not cumulate votes in the election of directors.

The presence at our annual meeting, either in person or by proxy, of holders of shares of our outstanding common stock entitled to vote and representing a majority of the voting power of all of such shares shall constitute a quorum for the transaction of business.
In January 2007, the Board amended our Bylaws to adopt a majority voting standard for the election of directors in uncontested elections. Under this majority voting standard, in uncontested elections of directors, such as this election, each director must be elected by a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. A “majority of the votes cast” means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee. If an incumbent director is not elected by a majority of the votes cast in a non-contested election, our Nominating and Corporate Governance Committee shall make a determination as to whether to accept or reject any previously tendered resignation by such director. Our Board’s policy is not to nominate a director for election unless the director has tendered in advance an irrevocable resignation effective in such circumstances where the director does not receive a majority of the votes cast in an uncontested election. The Committee shall act on any such resignation offer and publicly disclose its decision within 90 days from the date of the certification of the election results.
With regard to the other proposals, the affirmative vote of the holders of our common stock representing a majority of the voting power present or represented by proxy and entitled to vote on the subject matter is required for approval.
Abstentions may be specified on all proposals and will be counted as present for purposes of determining the existence of a quorum regarding the item on which the abstention is noted. Abstentions will not have any effect on the election of directors. For the other proposals, abstentions will be counted as a vote against such proposal for purposes of determining whether stockholder approval of each of the other proposals has been obtained. Shares that are not voted by the broker who is the record holder of the shares because the broker is not instructed to vote such shares by the beneficial owner and does not have discretionary authority to vote such shares (i.e., “broker non-votes”) and shares that are not voted in other circumstances in which proxy authority is defective or has been withheld, will be counted for purposes of establishing a quorum. Brokers generally have discretionary authority to vote on the election of our directors and the ratification of our independent registered accounting firm, and thus broker non-votes are not expected on these proposals. Brokers do not have discretionary authority to vote on the proposed amendment to our 2002 Stock Incentive Plan and thus broker non-votes may result on such proposal. Any broker non-votes and other non-voted shares will not be deemed to be entitled to vote on this proposal and thus will have no effect on the outcome of such proposal.
The persons named as attorneys-in-fact in the form of the accompanying proxy, Jeffrey W. Jones and Richard L. Harrison, were selected by our Board and are our officers. All properly executed proxies returned in time to be counted at our annual meeting will be voted by such persons at our annual meeting. If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board. Aside from the election of the named directors, the amendment to the 2002 Stock Incentive Plan and the ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm, our Board knows of no other matter to be presented at our annual meeting. If any other matters should be presented at our annual meeting upon which a vote properly may be taken, shares represented by all proxies received by us will be voted with respect thereto in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.
Solicitation
We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation materials furnished to our stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, facsimile or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services. Except as described above, we do not presently intend to solicit proxies other than by mail. In accordance with Delaware law, a list of stockholders entitled to vote at our annual meeting will be available at our annual meeting, and for 10 days prior to our annual meeting, at BIOLASE Technology, Inc., 4 Cromwell, Irvine, California 92618 between the hours of 8:00 a.m. and 5:00 p.m. Pacific Time.
Stockholder Proposals for 2008 Annual Meeting
It is currently contemplated that our 2008 annual meeting of stockholders will be held on or about May 14, 2008. In the event that a stockholder desires to have a proposal considered for presentation at the 2008 annual meeting of stockholders, and inclusion in the proxy statement and form of proxy used in connection with such meeting, the proposal must be received at our principal executive offices by December 12, 2007. Any such proposal must comply with the requirements of our bylaws and Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended.
If a stockholder, rather than including a proposal in our proxy statement as discussed above, commences his or her own proxy solicitation for the 2008 annual meeting of stockholders or seeks to nominate a candidate for election or propose business for consideration at such meeting, we must receive notice of such proposal or nomination between February 2, 2008 and March 23, 2008. If the notice is not received by such date, it will be considered untimely, and we will have discretionary voting authority under proxies solicited for the 2008 annual meeting of stockholders with respect to such proposal, if presented at the meeting. All notices must comply with the requirements of our bylaws.
Proposals and notices should be directed to the attention of the Corporate Secretary, BIOLASE Technology, Inc., 4 Cromwell, Irvine, California 92618.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE
ELECTION OF DIRECTORS
General
Our Board of Directors currently consists of six directors whose term of office expires at our annual meeting. On May 9, 2006, Robert E. Grant, our former President, Chief Executive Officer, acting Chairman of the Board and a director, resigned, and the Board appointed George V. d’Arbeloff to serve as the Chairman of the Board. The authorized number of directors on the Board is currently seven.
The six nominees to be elected at our annual meeting will serve until the 2008 annual meeting of stockholders and until their successors have been duly elected and qualified or until their earlier resignation, removal or death. All of our six nominees currently serve on our Board. Each of the director nominees has agreed to serve if elected. We have no reason to believe that any of the nominees will be unavailable to serve. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the proxies will be voted for such other person or persons as may be designated by our Board.
Our Board, upon recommendation from its Nominating and Corporate Governance Committee, has nominated the persons listed below for re-election to serve as directors for the term beginning at our annual meeting of stockholders on May 16, 2007. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the six nominees named below.
Our Nominees/Directors
The following table sets forth certain information as of March 28, 2007 regarding our directors, each of whom is a nominee for re-election to the Board:

Name	Age	Position
George V. d’Arbeloff (1)(2)(3)	62	Chairman of the Board
Robert M. Anderton, DDS (1)(2)(3)	70	Director
Daniel S. Durrie, M.D. (2)(3)	57	Director
Jeffrey W. Jones	49	Vice Chairman of the Board, President and Chief Executive Officer
Neil J. Laird (1)(3)	54	Director
Federico Pignatelli (1)(2)	54	Director, Chairman Emeritus

(1)	Member of Audit Committee

(2)	Member of Nominating and Corporate Governance Committee

(3)	Member of Compensation Committee
George V. d’Arbeloff, 62, has served as a director since 1996, as lead independent director from March 2006 through May 2006, and as Chairman of our Board since May 2006. Since 2003, Mr. d’Arbeloff has served as Managing Member of Opus Venture Group, LLC, a company dedicated to providing innovative products for various retail outlet channels. Since 2000, Mr. d’Arbeloff has served and continues to serve as Chairman of the Board of Big Idea Group, Inc., a company that links inventors with companies outsourcing innovation. From 1996 to 2000, Mr. d’Arbeloff served as Chief Executive Officer of Retail Solutions, Inc., a small early-stage private company. From 1967 to 1996, he served in various executive capacities at Teradyne, Inc., a manufacturer of testing equipment for the semiconductor and electronics industries, including Vice President of Investor Relations from 1995 to 1996, Vice President and General Manager of the Semiconductor Test Group from 1992 to 1995 and Vice President and General Manager of the Industrial/Consumer Division of the Semiconductor Test Group from 1982 to 1992.

Robert M. Anderton, DDS, 70, has served as a director since May 2004. From 1999 to 2001, Dr. Anderton served as the President of the American Dental Association (ADA) as well as holding many official roles with the ADA, including Trustee, Liaison to the Commissions on Dental Accreditation, Council on Education, Government and Legislative Affairs. Dr. Anderton has practiced general dentistry since 1961 and has held several dental society positions, including past President of the Texas Dental Association and Dallas County Dental Society. At various times, Dr. Anderton has published a number of articles in medical and trade journals, including the Journal of the American Society of Preventive Dentistry and Journal of Modern Dental Practice. Dr. Anderton received his DDS degree from Baylor University—College of Dentistry and his J.D. degree from Southern Methodist University—School of Law.
Daniel S. Durrie, M.D., 57, has served as a director since March 2006. Dr. Durrie has practiced ophthalmology in the Kansas City area since 1990, establishing Durrie Vision, PA in October 2002. He served on the Board of Directors of the International Society of Refractive Surgery from 1988 to 1990. He was Secretary of the Board of Directors of the International Society of Refractive Surgery from 1999 to 2001. He was also on the Board of Directors of Ophthalmic Imaging Systems from 1998 to 2000. He is on the Medical Advisory Board of Gift of Life and is the Medical Director for Focus on Independence, both 501(c)(3) organizations. He is currently Clinical Professor of Ophthalmology at the University of Kansas Medical Center, and has in the past been a clinical Assistant Professor of Ophthalmology at the University of Missouri at Kansas City and Adjunct Faculty Member at the Pennsylvania College of Optometry. Dr. Durrie has 30 years experience in refractive and corneal surgery. He serves on the editorial boards of Ocular Surgery News, The Journal of Corneal and Refractive Surgery, Review of Ophthalmology, and Refractive Eyecare for Ophthalmologists. Dr. Durrie received his medical doctorate and completed his residency at the University of Nebraska in Omaha, and completed a fellowship in corneal surgery at the Filkins Eye Clinic in Omaha. Dr. Durrie is a board-certified ophthalmologist.
Jeffrey W. Jones, 49, has served as a director since 1998, as Vice Chairman of our Board and as our President and Chief Executive Officer since May 2006, and as Managing Director of BIOLASE Europe GmbH, a wholly-owned subsidiary, since 2001. From October 2004 through May 2006, Mr. Jones served as Vice Chairman of our Board and Chief Technology Officer. From 1998 through October 2004, Mr. Jones served as our Chief Executive Officer. From 1986 to 1998, Mr. Jones served in various executive capacities for a group of privately held companies, including the McMahan Enterprise companies and HGM Medical Laser Systems, a manufacturer of medical lasers used in ophthalmologic, dental and aesthetic applications. At various times during the above-mentioned period, he served as President and Chief Executive Officer of these companies.
Neil J. Laird, 54, has served as a director since March 2006. Since 2004, Mr. Laird has served as Chief Financial Officer of SumTotal Systems, Inc., a provider of integrated software applications, services and content to drive business performance through learning. Mr. Laird served as Senior Vice President and Chief Financial Officer of Docent from August 2002 until March 2004. From April until June 2002, Mr. Laird was Chief Financial Officer of Novasonics, Inc., a privately held medical products company. From 1999 to 2001, Mr. Laird was Senior Vice President and Chief Financial Officer of ADAC Laboratories. From 1998 to 1999, Mr. Laird held various executive positions at Coherent Medical Group, a medical laser company. From 1997 to 1998, Mr. Laird was an independent consultant. From 1980 to 1997, Mr. Laird held various executive and managerial financial positions at Measurex Corporation, including Vice President-Corporate Controller. Mr. Laird holds an M.A. degree in economics from Cambridge University and is a United Kingdom Chartered Accountant.
Federico Pignatelli, 54, served as Chairman of our Board from 1994 until March 2006, at which point he resigned as Chairman of our Board and received the title Chairman Emeritus. He has served as a director since 1991. He is the Founder, and has served as President of Art & Fashion Group since 1992. Art & Fashion Group is a holding company of an array of businesses providing services to the advertising industry, including the world’s largest complex of digital and film still photography studios for production and post-production. Previously, Mr. Pignatelli was a Managing Director at Gruntal & Company, an investment banking and brokerage firm, and was a Managing Director of Ladenburg, Thalmann & Co., another investment banking and brokerage firm.
Recommendation of our Board
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH NOMINEE NAMED ABOVE.

CORPORATE GOVERNANCE
Independent Directors
Our Board has determined that each of Messrs. d’Arbeloff, Laird and Pignatelli and Drs. Anderton and Durrie are independent directors as defined by the listing standards of the NASDAQ Marketplace Rules (“NASDAQ Rules”) and the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). In making its independence determinations, the Board considered the following relationships:
(1)	Dr. Anderton is the sole proprietor of Robert M. Anderton, DDS, a general dental practice. In that capacity, he purchased supplies, parts and equipment totaling approximately $2,000 in 2006 for a BIOLASE Waterlase dental laser system owned and used by the dental practice.

(2)	Dr. Durrie is the sole proprietor of DurrieVision, PA, an eye care medical center in Overland Park, Kansas. For the express purpose of evaluating BIOLASE’s laser technology in ophthalmic surgical applications, we have loaned an OCULASE MD ophthalmic laser system and another piece of equipment to DurrieVision in March 2007. DurrieVision has not paid any amounts to us for the temporary use of this equipment.
Mr. Jones was determined to not be independent based on his service as our President and Chief Executive Officer.
Board Committees and Meetings
Our Board held 17 regularly scheduled and special meetings and acted by unanimous written consent various times during the year ended December 31, 2006. Each director then in office attended at least 75% of the aggregate of (i) the total number of meetings of our Board and (ii) the total number of meetings held by all committees of our Board on which such director served during 2006, except for Dr. Anderton who attended 73% of the aggregate meetings. Although we have no policy with regard to board members’ attendance at our annual meeting of stockholders, it is customary for, and we encourage, all board members to attend our annual meeting, and we permit attendance by telephone or video conference, if necessary, to mitigate conflicts. All of our Board members attended our 2006 annual meeting of stockholders, except for Dr. Durrie.
Our Board has established three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee operates pursuant to a written charter that has been approved by our Board. Each charter was reviewed during 2006 and modified. A copy of the current charter for each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee is available on our website at www.biolase.com.
Audit Committee. Prior to March 29, 2006, the Audit Committee consisted of three directors: Messrs. d’Arbeloff and Pignatelli and Dr. Anderton. The Audit Committee was reconstituted on March 29, 2006 to consist of four members: Messrs. d’Arbeloff, Laird and Pignatelli, and Dr. Anderton. Each member of the Audit Committee qualifies as an independent director under the NASDAQ Rules and the SEC rules and regulations. Our Board has determined that Mr. Laird qualifies as the “audit committee financial expert” under the SEC rules and meets the financial sophistication requirements of the NASDAQ rules. Mr. d’Arbeloff serves as the Audit Committee chair.
The primary responsibilities of the Audit Committee include, but are not limited to: (i) the appointment, compensation and oversight of the work of our independent auditor; (ii) reviewing the reports of the independent auditors regarding our accounting practices and systems of internal accounting controls; (iii) reviewing our financial reports, its accounting and financial policies in general, and management’s procedures and policies with respect to our internal accounting controls; and (iv) reviewing the independence qualifications and quality controls of the independent auditor. The Audit Committee held seven meetings during 2006.
Compensation Committee. Prior to March 29, 2006, the Compensation Committee consisted of three directors: Messrs. Pignatelli and d’Arbeloff and Dr. Anderton. The Compensation Committee was reconstituted on March 29, 2006 to consist of four members: Messrs. d’Arbeloff and Laird, and Drs. Anderton and Durrie. Each of the members of the Compensation Committee qualifies as an independent director under the NASDAQ Rules and SEC rules and regulations, and as a non-employee director under the Internal Revenue code. Mr. Laird serves as the Compensation Committee chair. The Compensation Committee’s primary responsibilities include, but are not limited to: (i)

reviewing and developing our general compensation policies; (ii) reviewing and approving the compensation of our Chief Executive Officer and other executive officers, including salary, bonus, long-term incentive and equity compensation, and any other perquisites or special benefits; (iii) making awards under and acting as administrator of our equity incentive plans; (iv) overseeing administration of our other employee benefit plans; (v) making recommendations to our Board regarding director compensation; and (vi) producing an annual report on executive compensation for inclusion in our annual proxy statement. The Compensation Committee held six meetings during 2006 and acted by unanimous written consent at various times.
For compensation decisions relating to our executive officers other than our Chief Executive Officer, our Compensation Committee also considers the recommendations of our Chief Executive Officer, based on his assessment of each executive officer’s position and responsibilities, experience and tenure, his observations of the executive officer’s performance during the year and his review of competitive pay practices. The Compensation Committee has the sole authority to retain consultants and advisors as it may deem appropriate in its discretion, and the Compensation Committee has the sole authority to approve related fees and other retention terms. The Compensation Committee solicited proposals from several compensation consultants and in May 2006 retained Aon Consulting to conduct a competitive assessment of our executive and director compensation practices and levels.
Secondary Stock Option Committee. In September 2003 and further modified in May 2006, our Board granted our Chief Executive Officer authority to make discretionary option grants to new employees, other than executive officers and Board members, subject to a limitation of 5,000 shares per individual employee grant, and compliance with the express terms and conditions of our 2002 Stock Incentive Plan. The Chief Executive Officer must review these grants at least semiannually with the Compensation Committee. In addition, all such options much have an exercise price not less than the closing sale price of our common stock on the date of grant.
Nominating and Corporate Governance Committee. Prior to March 29, 2006, the Nominating and Corporate Governance Committee consisted of three directors: Messrs. Pignatelli and d’Arbeloff and Dr. Anderton. The Nominating and Corporate Governance Committee was reconstituted on March 29, 2006 to consist of four members: Messrs. d’Arbeloff and Pignatelli, and Drs. Anderton and Durrie. Each member of the Nominating and Corporate Governance Committee qualifies as an independent director under the NASDAQ Rules and the SEC rules and regulations. Dr. Anderton serves as the Nominating and Corporate Governance Committee chair. The Nominating and Corporate Governance Committee is responsible for, among other things: (i) identifying individuals who are qualified to be members of our Board and selecting or recommending that our Board select the nominees for directorships; (ii) to the extent deemed appropriate by the committee, developing and recommending to our Board a set of corporate governance principles applicable to us; (iii) establishing the criteria and procedures for selecting new directors; (iv) overseeing the process for evaluating our Board and management; and (v) reviewing and reassessing, at least annually, the adequacy of the Nominating and Corporate Governance Committee, including the compliance of the committee with its charter. The Nominating and Corporate Governance Committee held three meetings during 2006.
The Nominating and Corporate Governance Committee considers candidates for membership to our Board suggested by its members and our other Board members, as well as by our management and stockholders. The Nominating and Corporate Governance Committee may also retain a third-party executive search firm to identify candidates. All recommendations submitted by stockholders should be submitted to the Nominating and Corporate Governance Committee to the attention of the Corporate Secretary. The stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes this candidate is qualified for service on our Board. The stockholder must also provide such other information about the candidate that would be required by the SEC rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate and describe any relationships, arrangements or undertakings between the stockholder and the candidate regarding the nomination or otherwise. The stockholder must also submit proof of BIOLASE stockholdings. All communications are to be directed to the Chairperson of the Nominating and Corporate Governance Committee, to the attention of the Corporate Secretary, BIOLASE Technology, Inc., 4 Cromwell, Irvine, California 92618.
The Nominating and Corporate Governance Committee focuses on the following criteria in determining whether a candidate is qualified to serve on our Board: (i) roles and contributions valuable to the business community; (ii) personal qualities of leadership, character and judgment, and whether the candidate possesses and maintains a reputation in the community at large of integrity, trust, respect, competence and adherence to high ethical standards;

(iii) relevant knowledge and diversity of the candidate’s background and experience in areas such as business, finance and accounting, marketing, international business and other similar areas; (iv) whether the candidate has the time required for preparation, participation and attendance at meetings; and (v) requirements relating to Board and Board committee composition under applicable law and NASDAQ Rules. The Nominating and Corporate Governance Committee applies the same criteria to nominees recommended by stockholders as to new candidates recommended by the Nominating and Corporate Governance Committee.
The Nominating and Corporate Governance Committee reviews each existing director whose term is set to expire and considers the following in determining whether to recommend the re-election of that director: (i) occupation or business association changes; and (ii) whether circumstances have arisen that may raise questions about a director’s continuing qualifications in relation to our Board’s membership criteria.
Stockholder Communications
Any stockholder who wishes to communicate with our Board may send his or her communication in writing to: Corporate Secretary, BIOLASE Technology, Inc., 4 Cromwell, Irvine, California 92618. The communication must include the stockholder’s name, address and an indication that the person is our stockholder. The Corporate Secretary will review any communications received from stockholders, and all material communications from stockholders will be forwarded to the appropriate director or directors, or committee of our Board, based on the subject matter.
DIRECTOR COMPENSATION
The following table sets forth all compensation paid to our non-employee directors during the year ended December 31, 2006. Our executive officers do not receive additional compensation for their services as directors.
Director Compensation Table

	Fees Earned or	Option Awards
Name	Paid in Cash ($)(1)	($)(2)	Total ($)
Robert M. Anderton	$0	$174,231	$174,231
George V. d’Arbeloff	0	174,231	174,231
Daniel S. Durrie	0	131,942	131,942
Neil J. Laird	0	131,942	131,942
Federico Pignatelli	0	174,231	174,231

(1)	We did not pay any fees for service on the Board for the 2006 fiscal year. In February 2007, the Board, based on the recommendation of the Compensation Committee and its consultant, revised our compensation program for non-employee directors to provide for a $35,000 annual retainer, payable in quarterly installments in advance, and a per meeting payment of $3,750 for each board meeting attended in person, and to reduce the options granted to our non-employee directors, all effective as of our 2007 annual meeting of stockholders, as more fully discussed below. In addition to the aforementioned director compensation, all directors are reimbursed for reasonable travel and lodging expenses incurred by them in attending Board and committee meetings.

(2)	The amounts shown are the amounts of compensation cost recognized by us in fiscal year 2006 related to grants of stock options in fiscal year 2006 and prior fiscal years, as described in Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment, as amended (“Financial Accounting Standard No. 123R”). For a discussion of valuation assumptions, see Note 2 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31,

2006; excluding any assumptions for forfeitures. The table below shows how much of the overall amount of the compensation cost is attributable to each award.

			Number of Shares
			Underlying Options	2006 Fiscal Year
Director	Grant Date	Exercise Price	Originally Granted	Compensation Cost
Robert M. Anderton	April 20, 2006	$10.40	30,000	$96,120
	November 15, 2005	5.81	30,000	78,111
George V. d’Arbeloff	April 20, 2006	10.40	30,000	96,120
	November 15, 2005	5.81	30,000	78,111
Daniel S. Durrie	April 20, 2006	10.40	10,000	32,040
	March 29, 2006	9.06	22,500	99,902
Neil J. Laird	April 20, 2006	10.40	10,000	32,040
	March 29, 2006	9.06	22,500	99,902
Federico Pignatelli	April 20, 2006	10.40	30,000	96,120
	November 15, 2005	5.81	30,000	78,111
The grant date fair value of the grant of options to purchase 30,000 shares of our common stock to each of Dr. Anderton and Messrs. d’Arbeloff and Pignatelli on April 20, 2006 was $153,792; the grant date fair value of the grant of options to purchase 10,000 shares of our common stock to each of Dr. Durrie and Mr. Laird on April 20, 2006 was $51,264; and the grant date fair value of the grant of options to purchase 22,500 shares of our common stock to each of Dr. Durrie and Mr. Laird on March 29, 2006 was $99,902, in each case, as computed in accordance with Financial Accounting Standard No. 123R. The estimated grant date fair value for the April 20, 2006 option grants was determined using the Black-Scholes option valuation model with the following assumptions: market price of $10.40, exercise price of $10.40, expected volatility of 57.9%, risk free interest rate of 4.9%, expected option life of four years, and expected dividend yield of 0%. The estimated grant date fair value for the March 29, 2006 option grants was determined using the Black-Scholes option valuation model with the following assumptions: market price of $9.06, exercise price of $9.06, expected volatility of 58.2%, risk free interest rate of 4.5%, expected option life of four years, and expected dividend yield of 0%.
The automatic option grant program under our 2002 Stock Incentive Plan previously provided each individual who was elected to our Board as a non-employee director at an annual meeting of stockholders automatically was granted on the date of such election, a non-statutory option to purchase 30,000 shares of our common stock. If a non-employee director became a director for the first time on a date other than the date of a meeting at which all directors are elected, he or she automatically was granted a non-statutory option to purchase the number of shares equal to (a) 2,500 multiplied by (b) the difference between 12 and the number of months since the last meeting at which directors were elected, vesting at a rate of 2,500 shares per month. Upon the appointment of Dr. Durrie and Mr. Laird to our Board on March 29, 2006, three calendar months had elapsed since the last meeting at which directors were elected, which meeting was held November 15, 2005. Accordingly, Dr. Durrie and Mr. Laird each received an option to purchase 22,500 shares of our common stock on March 29, 2006, calculated in accordance with the aforementioned formula. In addition, upon their re-election to our Board at our annual meeting of stockholders on April 20, 2006, Dr. Durrie and Mr. Laird were each entitled to receive the automatic annual 30,000 share option grant. However, because the formula used to calculate the number of option shares to be granted to a new non-employee director did not contemplate a non-standard annual meeting date, and the options granted upon their appointment were therefore higher than was intended by the formula, each irrevocably opted to reduce the April 20, 2006 option grant to 10,000 shares each.
Effective as of this 2007 annual meeting, the Board, based on the recommendation of the Compensation Committee and its consultant, reduced the number of options granted automatically to each individual who is elected to our Board as a non-employee director at an annual meeting of stockholders, from an option to purchase 30,000 shares of our common stock to an option to purchase 15,000 shares of our common stock. In addition, the Board modified the calculation effective March 1, 2007 for options granted automatically to newly appointed non-employee directors to the number of shares equal to the sum of (a) 15,000 and (b) the product of (i) 1,250 and (ii) one plus the number of whole calendar months that will have elapsed between the date of appointment to the Board of Directors and the anticipated date of the next annual meeting of stockholders.
Each option granted vests over one year in equal quarterly increments, with the first vesting date occurring three months after the date of grant. Vesting is accelerated in full if certain changes in control or ownership occur or if the optionee dies or becomes disabled while serving as a director. Each option has an exercise price per share equal to the closing sale price of our common stock on the grant date and has a maximum term of ten years, subject to earlier termination on the first anniversary of the director’s cessation of our Board service for any reason. Each automatic option is immediately exercisable for all of the option shares and the director would receive unvested shares for each unvested option exercised. However, any unvested             shares are subject to repurchase by us, at the lower of the exercise price paid per share or the fair market value per share (determined at the time of repurchase), should the director cease Board service prior to vesting of those shares.
The following table sets forth the number of shares underlying outstanding stock options (vested and unvested) held by each of our directors as of the end of the 2006 fiscal year. Our directors did not hold any unvested shares of restricted stock as of the end of the 2006 fiscal year.

Shares Underlying Options
Director	Outstanding at Fiscal Year End
Robert M. Anderton	90,000
George V. d’Arbeloff	270,000
Daniel S. Durrie	32,500
Neil J. Laird	32,500
Federico Pignatelli	360,000

PROPOSAL TWO
APPROVAL OF AMENDMENT TO THE
BIOLASE TECHNOLOGY, INC. 2002 STOCK INCENTIVE PLAN
General
The stockholders are being asked to vote on an amendment to our 2002 Stock Incentive Plan (the “Stock Incentive Plan”) which was approved by our Board of Directors on February 28, 2007, subject to stockholder approval. The effect of the amendment is to increase the number of shares of our common stock available for issuance under the Stock Incentive Plan by an additional 1,000,000 to a total of 5,950,000, and to establish an aggregate 200,000 share limitation on the number of shares that may be used for the granting of full value awards. Full value awards are awards that may be granted under the stock issuance program, discussed below. The number of shares of our common stock subject to the Stock Incentive Plan is being increased to provide for awards in future years. We intend to award grants to directors, officers and employees in order to provide incentives to such individuals to focus on our critical long-range objectives and to encourage the attraction and retention of such individuals.
The principal features of the Stock Incentive Plan are summarized below, but the summary is qualified in its entirety by reference to the Stock Incentive Plan itself which is attached to this proxy statement as Appendix A. We encourage you to read the Stock Incentive Plan carefully.
Background of the Stock Incentive Plan
The Stock Incentive Plan was approved by our stockholders on May 23, 2002. The Stock Incentive Plan originally reserved 3,000,000 shares of our common stock for issuance as stock awards or upon exercise of options granted pursuant to the Stock Incentive Plan and included options outstanding under the predecessor 1998 Stock Option Plan which were transferred to the Stock Incentive Plan. The Stock Incentive Plan was amended in 2004 to increase the shares reserved by an additional 1,000,000 shares, bringing the total shares of our common stock reserved for issuance to 4,000,000. In 2005, the Stock Incentive Plan was amended to increase the shares reserved by an additional 950,000 shares, bringing the current total shares of our common stock reserved for issuance to 4,950,000. Our Board of Directors further amended the Stock Incentive Plan in 2005 to restrict our ability to reprice outstanding stock options or to cancel outstanding stock options in exchange for grants of stock options with a lower exercise price without stockholder approval. Our Board also amended the Stock Incentive Plan to provide that (i) the minimum exercise price for stock options would be the fair market value of our common stock on the date of grant, (ii) to the extent otherwise required, stockholder approval would be necessary to increase the number of shares reserved under the Stock Incentive Plan, and (iii) any shares issued under the stock issuance program for a purchase price of less than fair market value would generally provide for a minimum of three-year vesting, subject to continued employment or service, or one-year vesting in the case of performance-based awards. In February 2007, our Board of Directors further amended the Stock Incentive Plan to reduce the number of options granted to non-employee directors under the Automatic Option Grant Program.
The Stock Incentive Plan is designed to serve as a comprehensive equity incentive program to attract and retain the services of individuals essential to our long-term growth and financial success. Accordingly, our officers and other employees, the non-employee directors and independent contractors have the opportunity to acquire a meaningful equity interest in us through their participation in the Stock Incentive Plan.
Shares Subject to the Stock Incentive Plan
As of March 21, 2007, options awarded pursuant to the Stock Incentive Plan for 3,613,652 shares of our common stock are outstanding and 414,342 shares remain available for issuance. If this proposal is approved, then approximately 1,414,342 shares would be available for issuance under the Stock Incentive Plan, and a maximum of 200,000 shares may be issued pursuant to full value awards. No full value awards have been granted under the Stock Incentive Plan. These options were issued at the closing sale price of our common stock on the date of grant. Options expire following termination of the optionee’s service between 90 days and 12 months following termination service and have an exercise term not to exceed ten years from the date of grant. The market value of the securities underlying the options as of March 21, 2007 was $9.49 per share of our common stock. If the entire amount of 4,027,994 shares that have been authorized under the Stock Incentive Plan were issued thereunder, such shares would constitute 14.5% of our common stock outstanding as of March 21, 2007.
We plan to file an S-8 Registration Statement to register the additional 1,000,000 shares being reserved under the Stock Incentive Plan.
Description of the Stock Incentive Plan
The Stock Incentive Plan consists of three equity incentive programs: (1) the discretionary option grant program, (2) the stock issuance program, and (3) the automatic option grant program for our non-employee directors. The principal features of each program are described below.
Both our Board of Directors and the Compensation Committee have the authority to act as the Stock Incentive Plan administrator of the discretionary option grant and stock issuance programs with respect to option grants and stock issuances made to our executive officers and non-employee directors and also have the authority to make option grants and stock issuances under those programs to all other eligible individuals. Our Board of Directors may at any time appoint a secondary committee comprised of one or more directors to have concurrent authority to make option grants and stock issuances under those two programs to individuals other than executive officers and non-employee directors. All grants under that program will be made in strict compliance with the express provisions of such program. Options granted under the Stock Incentive Plan may be “incentive stock options” as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or non-qualified options. The Stock Incentive Plan prohibits the repricing of outstanding stock options or the exchange of outstanding stock options for stock options with a lower exercise price, unless stockholder approval is obtained, or if in connection with a change of control of us or a change in our common stock (such as the result of a merger, stock split, stock dividend or recapitalization of us).
Discretionary Option Grant Program
The plan administrator has complete discretion under the discretionary option grant program to determine which eligible individuals are to receive option grants, the time or times when those grants are to be made, the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a non-statutory option under the federal tax laws, the vesting schedule (if any) to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding.
Each granted option will have an exercise price per share determined by the plan administrator, which will not be less than the fair market value of our common stock on the date of grant. No granted option will have a term in excess of ten years. The shares subject to each option will generally vest in one or more installments over a specified period of service measured from the grant date.
Stock Issuance Program
Shares may be issued under the stock issuance program at a price per share determined by the plan administrator, payable in cash or for past services rendered to us. Shares may also be issued as a bonus for past services without any cash outlay required of the recipient. Shares of our common stock may also be issued under the program pursuant to share right awards that entitle the recipients to receive those shares upon the attainment of designated performance goals. The plan administrator has complete discretion under the program to determine which eligible individuals are to receive such stock issuances or share right awards, the time or times when those issuances or awards are to be made, and the number of shares subject to each such issuance or award. The plan administrator has discretion over the vesting schedule for shares issued under the stock issuance program. Shares issued at less than fair market value will generally vest over a three-year period, with accelerated vesting permitted only upon a change of control or in other limited circumstances (e.g., death or disability of the recipient, termination without cause or pursuant to a severance agreement or plan under which the recipient provides consideration for accelerated vesting). Shares may also be issued upon attainment of designated performance goals or specified service requirements.
Automatic Option Grant Program
Effective as of this 2007 annual meeting, under the automatic option grant program, eligible non-employee members of our Board of Directors will receive a series of option grants over their period of Board service. The automatic option grant program provides that each individual who is elected to our Board as a non-employee director, at an annual meeting of stockholders or at a special meeting at which directors were elected, automatically is granted, on the date of such election, a non-statutory option to purchase 15,000 shares of our common stock. Each option vests over one year in equal quarterly increments, with the first vesting date occurring three months after the date of grant. Effective March 1, 2007, if a non-employee director becomes a member of our Board of Directors for the first time on a date other than the date of a meeting at which all directors were elected, he or she will automatically be granted a non-statutory option to purchase the number of shares equal to the sum of (a) 15,000 and (b) the product of (i) 1,250 and (ii) one plus the number of whole calendar months that will have elapsed between the date of appointment to the Board of Directors and the anticipated date of the next annual meeting of stockholders. The options will vest over one year in equal quarterly increments, with the first vesting date occurring three months after the date of grant.
Exercise Provisions, Amendment and Termination of the Stock Incentive Plan
Upon cessation of service, the optionee will have a limited period of time in which to exercise his or her outstanding options to the extent exercisable for vested shares. The plan administrator has complete discretion to extend the period following the optionee’s cessation of service during which his or her outstanding options may be exercised. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee’s actual cessation of service.
Our Board of Directors may amend or modify the Stock Incentive Plan at any time, subject to any required stockholder approval to increase the number of shares reserved thereunder or pursuant to applicable laws and regulations and the NASDAQ Rules. In addition, stockholder approval is required to modify the eligibility requirements for participation in the Stock Incentive Plan.
Unless sooner terminated by our Board of Directors, the Stock Incentive Plan will terminate on April 16, 2012.
Cumulative Options Granted Under the 2002 Stock Incentive Plan
Because option grants under the Stock Incentive Plan are subject to the discretion of the plan administrator, awards under the Stock Incentive Plan that will be made for the upcoming year are indeterminable. Future option exercise prices under the Stock Incentive Plan are also indeterminable because they will be based upon the fair market value of our common stock on the date of grant. As of March 21, 2007, the following persons or groups had, in total, received the following aggregate number of options to purchase shares of our common stock under the 2002 Stock Incentive Plan, each of which had an exercise price per share equal to the closing stock price on the date of grant, as follows:
Option Award Transactions

Cumulative Number
of Shares Underlying
Name and Position	Options Granted (1)
George V. d’Arbeloff, Chairman of the Board	240,000
Robert M. Anderton, Director	90,000
Daniel S. Durrie, Director	32,500
Neil J. Laird, Director	32,500
Federico Pignatelli, Director and Chairman Emeritus	340,000
Jeffrey W. Jones, Vice Chairman of the Board, President and Chief Executive Officer	1,057,000
Richard L. Harrison, Executive Vice President, Chief Financial Officer and Secretary	250,000
Keith G. Bateman, Executive Vice President, Global Sales and Marketing	325,000
Robert E. Grant, Former President and Chief Executive Officer	500,000
James M. Haefner, Former Executive Vice President, Global Sales	120,000

Cumulative Number
of Shares Underlying
Name and Position	Options Granted (1)
All current executive officers as a group (3 persons)(2)	1,632,000
All current non-employee directors as a group (5 persons)(2)	735,000
All employees, including all current officers who are not executive officers, as a group(2)	3,463,023

(1)	Represents the cumulative number of shares underlying options granted under the 2002 Stock Incentive Plan, including any options that were forfeited and became available for re-grant and options that were exercised.

(2)	Through March 21, 2007, options to purchase 5,830,023 shares were granted; options to purchase 1,294,365 shares were forfeited and became available for re-grant; options to purchase 922,006 shares were exercised; and options to purchase 3,613,652 shares were outstanding.
Certain Federal Income Tax Consequences
No taxable income is recognized by the optionee at the time of the grant of an Incentive Stock Option, and no taxable income is recognized for regular tax purposes at the time the option is exercised; however, the excess of the fair market value of our common stock received over the option price is an “item of adjustment” for alternative minimum tax purposes. The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition. For federal tax purposes, dispositions are divided into two categories: qualifying and disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two years after the date the option for the shares involved in such sale or disposition is granted and more than one year after the date the shares are transferred upon exercise. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition will result.
Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of the amount realized upon the sale or other disposition of the purchased shares over the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of the fair market value of those shares on the exercise date over the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the optionee.
We will not be entitled to any income tax deduction if the optionee makes a qualifying disposition of the shares. If the optionee makes a disqualifying disposition of the purchased shares, then we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the ordinary income recognized by the optionee.
All other options granted under the Stock Incentive Plan will be non-statutory stock options and will not qualify for any special tax benefits to the optionee. An optionee will not recognize any taxable income at the time he or she is granted a non-statutory stock option. However, upon exercise of the non-statutory stock option, the optionee will recognize ordinary income for federal income tax purposes in an amount generally measured as the excess of the then fair market value of each share over its exercise price. Upon an optionee’s resale of such shares, any difference between the sale price and the fair market value of such shares on the date of exercise will be treated as capital gain or loss and will generally qualify for long term capital gain or loss treatment if the shares have been held for more than one year. The Code provides for reduced tax rates for long term capital gains based on the taxpayer’s income and the length of the taxpayer’s holding period.
The recipient of a restricted share award will generally recognize ordinary compensation income when such shares are no longer subject to a substantial risk of forfeiture, based on the excess of the value of the shares at that time over the price, if any, paid for such shares. However, if the recipient makes a timely election under the Code to be subject to tax upon the receipt of the shares, the recipient will recognize ordinary compensation income at that time equal to the fair market value of the shares over the price paid, if any, and no further ordinary compensation income will be recognized when the shares vest.

Except as otherwise described above with respect to incentive stock options, we generally will be entitled to a deduction when and for the same amount that the recipient recognizes ordinary income, subject to the limitations of Section 162(m) of the Code with respect to compensation paid to certain “covered employees”. Under Section 162(m), income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for certain executive officers exceeds $1 million in any one year. The Section 162(m) deduction limit, however, does not apply to certain “performance-based compensation” as provided for by the Code and established by an independent compensation committee. In particular, stock options will satisfy the “performance-based compensation” exception if the awards are made by a qualifying compensation committee, the underlying plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date (i.e., the exercise price or base price is greater than or equal to the fair market value of the stock subject to the award on the grant date).
The foregoing does not purport to be a complete summary of the federal income tax considerations that may be relevant to holders of options or restricted shares, or to us. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which an optionee may reside, nor does it reflect the tax consequences of an optionee’s death.
Recommendation of the Board of Directors
THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ADOPTION OF THE AMENDMENT TO THE 2002 STOCK INCENTIVE PLAN.

PROPOSAL THREE
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The firm of BDO Seidman, LLP was selected by the Audit Committee to act as our independent registered public accounting firm for the fiscal year ended December 31, 2007. BDO Seidman, LLP was initially engaged by us on August 8, 2005 and served in that capacity through December 31, 2006. Our Board is asking the stockholders to ratify BDO Seidman, LLP’s appointment. Stockholder ratification of such selection is not required by our bylaws or other applicable legal requirement. However, our Board is submitting the selection of BDO Seidman, LLP to our stockholders for ratification as a matter of good corporate governance. In the event our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm for the 2006 fiscal year. Even if the selection is ratified, the Audit Committee in its discretion may consider the appointment of a different independent registered public accounting firm at any time during the year if our Audit Committee believes that such a change would be in our and our stockholders best interests.
A representative of BDO Seidman, LLP is expected to be present at our annual meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.
Recommendation of the Board
THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF BDO SEIDMAN, LLP TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2007.
PRINCIPAL ACCOUNTANT FEES AND SERVICES
The following table presents fees billed to us for professional services rendered by BDO Seidman, LLP for the fiscal years ended December 31, 2006 and 2005. There were no fees billed to us for professional services rendered by PricewaterhouseCoopers LLP for the fiscal year ended December 31, 2005. See “—Former Accountants” below.

	Fiscal Year Ended	Fiscal Year Ended
	December 31, 2006	December 31, 2005
Audit Fees	$1,252,834	$1,144,819
Audit-Related Fees	0	28,037	(1)
Tax Fees	0	0
All Other Fees	0	0

Total	$1,252,834	$1,172,856

(1)	Audit-related fees includes professional services rendered in connection with Forms S-1 and S-8 filed with the SEC.
Former Accountants
On August 3, 2005, we dismissed PricewaterhouseCoopers LLP (“PWC”) as our independent registered public accounting firm. Our Audit Committee approved the decision to dismiss PWC.
During the fiscal year ended December 31, 2004 and through August 3, 2005, there was one disagreement with PWC on matters regarding accounting principles and practices, financial statement disclosure, or auditing scope or procedure, which disagreement, although ultimately resolved to the satisfaction of PWC, was a reportable event as described in Item 304(a)(1)(iv) of Regulation S-K promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended. The disagreement related to the accounting for penalties and interest on sales tax for the year ended December 31, 2004. Our Audit Committee discussed the foregoing disagreement with PWC and authorized PWC to respond fully to BDO Seidman, LLP, our successor independent registered public accounting firm, concerning this disagreement. Except for the aforementioned disagreement, there were no disagreements with PWC on the matters noted above for the fiscal year ended December 31, 2004 and through August 3, 2005 that would have caused PWC to make reference thereto in their reports on our financial statements for such years if such matters were not resolved to the satisfaction of PWC.
We refer to Item 9A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 which was filed with the SEC on July 19, 2005 with respect to the eleven material weaknesses in our internal control over financial reporting, which is incorporated herein by reference. Except for the aforementioned material weaknesses, there were no other reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K) for the fiscal year ended December 31, 2004 and through August 3, 2005.
We provided PWC with a copy of the disclosure we proposed to make in a Current Report on Form 8-K filed on August 9, 2005 and requested that PWC furnish a letter addressed to the SEC stating whether that firm agreed with the statements by us and, if not, stating the respects in which it did not agree. A copy of PWC’s letter was filed as an exhibit to the aforementioned Current Report on Form 8-K reporting the change in our auditors.
On August 8, 2005, we engaged BDO Seidman, LLP as our new independent registered public accounting firm. During our two most recent fiscal years and through August 8, 2005, we did not consult with BDO Seidman, LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any other matters or reportable events listed in Item 304(a)(2)(i) or (ii) of Regulation S-K.
The report of BDO Seidman, LLP on our financial statements as of and for the fiscal years ended December 31, 2006 contains no adverse opinion or disclaimer of opinion, nor is it qualified or modified as to uncertainty, audit scope or accounting principle. We refer to “Item 9A. Controls and Procedures—Management’s Report on Internal Control over Financial Reporting” and “Item 9A. Controls and Procedures——Plan for Remediation of Material Weaknesses” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 which was filed with the SEC on March 16, 2006, with respect to material weaknesses in our internal control over financial reporting, which is incorporated herein by reference. Except for the material weaknesses noted above, there were no other reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K) for the fiscal year ended December 31, 2005. In our Form 10-K for the fiscal year ended December 31, 2006, we concluded that, as a result of our assessment of our internal controls over financial reporting as of December 31, 2006, we had remediated all of the material weaknesses reported as of December 31, 2005. During the fiscal years ended December 31, 2006 and 2005 there were no disagreements with BDO Seidman, LLP or PWC on matters regarding accounting principles and practices, financial statement disclosure, or auditing scope or procedure.
Determination of Independence
In considering the nature of the services provided by our independent registered public accounting firm, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with our independent registered public accounting firm and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.
Pre-Approval Policy
According to policies adopted by the Audit Committee and ratified by our Board, to ensure compliance with the SEC’s rules regarding auditor independence, all audit and non-audit services to be provided by our independent registered public accounting firm must be pre-approved by the Audit Committee. This policy generally provides that we will not engage any independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee.
From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval will be detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount. In providing any pre-approval, the Audit Committee considers whether the services to be approved are consistent with the SEC’s rules on auditor independence.
All fees paid to BDO Seidman, LLP were pursuant to engagements pre-approved by the Audit Committee, and none of those engagements made use of the exception to pre-approval contained in Regulation S-X, Rule 2-01(c)(7)(i)(C).
OTHER MATTERS
We know of no other matters that will be presented for consideration at our annual meeting. If any other matters properly come before our annual meeting, it is intended that shares represented by the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

EXECUTIVE COMPENSATION AND RELATED INFORMATION
Our Executive Officers
The following table sets forth certain information regarding our executive officers as of March 28, 2007:

Name	Age	Position
Jeffrey W. Jones	49	Vice Chairman of the Board, President and Chief Executive Officer
Richard L. Harrison	50	Executive Vice President, Chief Financial Officer and Secretary
Keith G. Bateman	54	Executive Vice President, Global Sales and Marketing
In 2006, the following changes occurred within our executive officer team:
•	On May 9, 2006, Jeffrey W. Jones was appointed President and Chief Executive Officer following the resignation of Robert E. Grant to take a position with a company in the medical aesthetics industry. Mr. Jones had been serving as our Chief Technology Officer and had served as our Chief Executive Officer from 1998 through 2004; and,

•	On May 12, 2006, Keith G. Bateman was appointed Executive Vice President, Global Sales and Marketing, following the resignation of James M. Haefner, our former Executive Vice President, Global Sales, to pursue other interests. Mr. Bateman had been serving as the Executive Vice President of Global Marketing.
The following is a brief description of the present and past business experience of each of our current executive officers. The executive officers are appointed by our Board on an annual basis and serve at the discretion of our Board, subject to the terms of any employment agreement with us, until their earlier resignation or removal. There are no family relationships among any of the directors or executive officers. The biography of Mr. Jones appears earlier in this Proxy Statement under “Proposal One—Election of Directors.”
Richard L. Harrison joined us in December 2005 as Executive Vice President, Chief Financial Officer and Secretary. Prior to joining us, Mr. Harrison served from 1994 to 2004 as Chief Financial Officer of Interpore Cross International, a publicly-traded medical device company. From 1987 to 1994, Mr. Harrison worked for Kirschner Medical Corporation, a manufacturer of orthopedic devices, in a variety of financial positions, including Corporate Controller from 1992 through 1994. Mr. Harrison is a Certified Public Accountant.
Keith G. Bateman has served as Executive Vice President, Global Sales and Marketing since May 2006, as Executive Vice President, Marketing from January 2005 through May 2006 and as Executive Vice President since 2002, previously serving as Vice President of Global Sales from 1999 to 2001. From 1994 to 1998, Mr. Bateman held executive positions with the international and domestic divisions of HGM Medical Laser Systems, a manufacturer of medical lasers used in ophthalmologic, dental and aesthetic applications. Prior to that, he held several positions in sales, marketing and management at various companies in the computer industry.

Compensation Discussion and Analysis
This Compensation Discussion and Analysis section discusses the compensation policies and programs for our named executive officers, which consist of: Jeffrey W. Jones, our President and Chief Executive Officer; Richard L. Harrison, our Executive Vice President and Chief Financial Officer; Keith G. Bateman, our Executive Vice President, Global Sales and Marketing; Robert E. Grant, our former President and Chief Executive Officer; and, James M. Haefner, our former Executive Vice President, Global Sales. The Compensation Committee of our Board of Directors is primarily responsible for overseeing the development and administration of the total compensation program for corporate officers and key executives, and administering our executive incentive bonus and stock plans.
Compensation Objectives.
It is important that we employ energetic people who are enthusiastic about our mission and our products, and we believe this must start at the top with our executive officers who set an example for the entire company. We are engaged in a very competitive industry, and our success depends upon our ability to attract and retain qualified executive officers by offering them competitive compensation packages. Our compensation programs for our executive officers are designed to attract and retain such key executive officers, and to reward them in a fashion commensurate with our corporate performance and the value created for our stockholders. Our compensation programs also support our short-term and long-term strategic goals and values and reward the individual contributions of our executive officers to our success.
Our policy is to provide our Chief Executive Officer and other executive officers with competitive compensation opportunities that reward their contribution to our financial success and individual performance, while providing financial stability and security. Accordingly, the compensation package for the Chief Executive Officer and other executive officers is mainly comprised of the following compensation elements: (1) a base salary, designed to be competitive with salary levels in the industry and to reflect individual performance; (2) an annual incentive bonus payable in cash and based on the review of certain annual financial and other performance measures, which supports our short-term performance; (3) where appropriate, long-term stock-based incentive awards, which support our long-term performance and are designed to strengthen the mutual interests between our executive officers and our stockholders; and (4) severance payments and other benefits payable upon termination of an officer’s employment by us without cause or by our officer for good reason, including but not limited to a change of control of us, which promotes executive retention and efforts toward the best interests of the stockholders in the event of an actual or threatened change of control of us. We believe that each of these elements and their combination is necessary to support our overall compensation objectives.
Determination of Compensation Awards.
The Compensation Committee determines the compensation to be paid to our executive officers. The Compensation Committee periodically reviews the total compensation levels and the distribution of compensation among the compensation elements identified above for each of our executive officers. The Compensation Committee determines the total compensation levels for our executive officers by considering each executive officer’s position and responsibilities, individual performance and our financial performance, in the context of our compensation policies and objectives and competitive market data applicable to each executive officer’s position. When establishing overall compensation, the Compensation Committee takes into consideration the amounts paid to executive officers at companies with similar business structure, size, location and stage of development. The Compensation Committee believes that our most direct competitors for executive talent include significantly larger and better-capitalized companies in the medical device industry, comprising a broader range of companies than those with which we usually are compared for purposes of stock performance.
The principal factors that were taken into account in establishing each executive officer’s compensation package for 2006 are described below. The Compensation Committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future years.
Our Compensation Committee solicited proposals from several compensation consultants and in May 2006 retained Aon Consulting to conduct a competitive assessment of our executive compensation practices and levels. In preparing its analysis, the consultant compiled compensation information within the following three data groups, which we refer to as the peer group companies:

(1)	compensation data for publicly-traded medical products companies with $50 million to $100 million in annual revenues (29 companies);

(2)	compensation data for publicly-traded medical products companies with $50 million to $200 million in annual revenues (44 companies); and

(3)	compensation data for high technology companies with $50 million to $200 million in annual revenues from the consultant’s Radford Surveys Database (687 companies).
We targeted total cash compensation for our executive officers for the 2006 fiscal year at the composite 50th percentile of the above peer group companies. Actual total cash compensation for our executive officers for the 2006 fiscal year was between the composite 50th percentile and 75th percentile of the peer group companies. We did not offer any equity compensation awards to our executive officers during the 2006 fiscal year.
Components of Compensation.
During the 2006 fiscal year, our executive officers’ compensation was composed of base salary, annual incentive bonuses, certain perquisites and potential severance payments and other benefits payable upon certain events, including a qualifying termination of the executive officer’s employment subsequent to a change of control of us.
Base Salaries.
Our executive officers’ base salaries are assessed periodically by the Compensation Committee, taking into account each officer’s position and responsibilities, including accomplishments and contributions, experience and tenure. In addition, information on competitive salary levels for executive officers with similar positions at competing companies, as compiled by the Compensation Committee’s consultant, was considered during 2006, with the Compensation Committee targeting base salary levels at or near the composite 50th percentile of the peer group companies in the Aon Consulting study. Also taken into consideration during 2006 were the significant changes in responsibilities that occurred for Messrs. Jones and Bateman during 2006, when they were promoted to President and Chief Executive Officer, and Executive Vice President, Global Sales and Marketing, respectively. For compensation decisions relating to our executive officers other than our Mr. Jones, our President and Chief Executive Officer, our Compensation Committee also considered the recommendations of Mr. Jones.
Utilizing the information gathered by the consultant as to the companies in our industry, the recommendations of Mr. Jones, and the Compensation Committee’s own assessment of the aforementioned factors, and given the increased responsibilities associated with the promotions of Mr. Jones and Mr. Bateman, the following base salary actions were initiated in July 2006:
(1)	Mr. Jones’ annual base salary was increased from $250,000 to $300,000;

(2)	Mr. Harrison’s annual base salary remained at $230,000; and,

(3)	Mr. Bateman’s annual base salary was increased from $175,000 to $220,000.
Annual Incentive Bonuses.
Annual incentive bonuses are intended to reward accomplishment of the executive’s individual objectives and our overall short-term corporate performance and objectives for a fiscal year.
For our executive officers, other than Mr. Bateman and Mr. Haefner, for fiscal years prior to the 2006 fiscal year, bonus amounts were determined by the Compensation Committee annually at the end of each fiscal year based upon a number of variables, both quantitative and qualitative, including our corporate performance in the year and consideration of bonus provisions in the executives’ employment agreements. The provisions of the employment agreements governed the payment of bonuses to our executives in the early part of 2006. Mr. Grant’s agreement provided for an annual bonus of up to $175,000, 60% of which was to be based on the achievement of revenue targets and 40% of which was to be based on the achievement of net income targets. Mr. Grant was entitled to a minimum annual bonus of $50,000, payable in quarterly installments. Prior to his departure in May 2006, Mr. Grant received a single quarterly installment of $12,500. Mr. Jones’ agreement, as in effect prior to his promotion to Chief Executive Officer, provided that he could earn a bonus of up to $100,000 for fiscal year 2006 based on the achievement of performance criteria established by the Compensation Committee, with a guaranteed bonus of

$42,000, less all amounts paid to him during the year for his housing allowance. Mr. Harrison’s agreement provided that he was eligible to earn an annual target bonus of up to $100,000, with a guaranteed bonus of $50,000 payable in quarterly installments.
During the 2006 fiscal year, in connection with the aforementioned study by the consultant, the Compensation Committee reviewed the target bonuses set forth in Mr. Jones’ and Mr. Harrison’s employment agreements and the compensation packages of their counterparts at the peer group companies in the Aon Consulting study, and in July 2006 initiated the following actions:
(1)	Mr. Jones’ 2006 annual bonus target for achieving expected performance was set at $100,000, and for achieving high performance was set at $175,000. Mr. Jones’ guaranteed annual bonus, paid out during the fiscal year, was set at $50,000, payable in monthly installments; and,

(2)	Mr. Harrison’s 2006 annual bonus target for achieving expected performance was set at $75,000 and for achieving high performance was set at $100,000. Mr. Harrison’s guaranteed annual bonus remained at $50,000, payable in quarterly installments.
The guaranteed bonuses are paid to the executive officers in installments throughout the year, regardless of our corporate performance. Bonus amounts to be awarded in excess of the guaranteed amounts are determined based on the achievement of performance criteria approved by the Compensation Committee. In November 2006, the Compensation Committee after review with management determined that the 2006 bonuses payable to Mr. Jones and Mr. Harrison would be determined after completion of the 2006 fiscal year and would be based upon a quantitative and qualitative assessment of their accomplishments in critical performance areas. The critical performance areas for the determination of expected performance for 2006 included the following:
•	Revenue growth, with a focus on domestic sales;

•	Leveraging selling and marketing expenses and optimizing distribution channels;

•	Enhanced profitability and financial condition;

•	Intellectual property development and product development;

•	Continuous improvement in corporate governance and internal processes and controls;

•	Enhanced shareholder value; and

•	Modification of company culture to increase focus on customer centricity and cost containment.
The determination of potential incremental bonuses for achieving high performance was based upon additional performance areas, including: exceeding specified revenue targets, achieving specific investor relations goals, the accomplishment of certain product development milestones and progress on certain contractual matters.
Following the completion of its review and assessment of the foregoing factors in February 2007, the Compensation Committee determined the bonus amounts for fiscal year 2006, to be $110,000 for Mr. Jones, which was slightly higher than the annual bonus target for achieving expected performance, based in part on improvements in domestic sales results and progress on new product development projects, and $85,000 for Mr. Harrison, which was slightly higher than the annual bonus target for achieving expected performance, based in part on improvements in internal controls over financial reporting and governance processes, and results of cost containment initiatives. These bonus amounts included the minimum bonus amounts previously paid out during the fiscal year. The Compensation Committee expects to use similar performance criteria to determine bonuses for Mr. Jones and Mr. Harrison for the 2007 fiscal year.
For the 2006 fiscal year (and prior fiscal years), our principal sales and marketing executive officers’ bonus programs were designed to enable Mr. Bateman (and Mr. Haefner prior to his departure) to earn targeted bonus amounts based upon the achievement of targeted revenues. For 2006, Messrs. Bateman and Haefner were entitled to receive a monthly payment of .11333% of certain revenues up to and including a cumulative revenue of $75 million, after which they were entitled to higher percentage payments. Mr. Haefner received these payments prior to his termination of employment in May 2006. In July 2006, in connection with the aforementioned study by the consultant, the Compensation Committee reviewed Mr. Bateman’s current bonus program and the compensation packages of his counterparts at the peer group companies in the Aon Consulting study, and determined that Mr. Bateman’s bonus would continue to be calculated in 2006 based upon the aforementioned formula. Mr. Bateman’s actual bonus amount for the 2006 fiscal year was $74,702, based on our revenues.

Stock-Based Incentive Awards.
Stock-based incentives are designed to align the interests of our executive officers with those of our stockholders and provide each individual with a significant incentive to manage us from the perspective of an owner with an equity stake in the business. Stock options allow the officers to acquire shares of our common stock at a fixed price per share (which is the closing sale price of our stock on the grant date) over a specified period of time, generally ten years. Stock options generally become exercisable in a series of installments over a three-year period, contingent upon the officer’s continued employment with us. Accordingly, stock options provide a return to the executive officer only if he remains employed by us during the vesting period, and then only if the market price of the shares appreciates over the option term. As such, stock options not only reward our corporate performance but are also a key retention tool. The size of the option grant to each executive officer, including any grant considered for the Chief Executive Officer and our other named executive officers, is set at a level that is intended to create a meaningful opportunity for stock ownership based on the individual’s current position with us, the individual’s performance in recent periods and his or her potential for future responsibility and promotion over the option term. The Compensation Committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual.
During the 2006 fiscal year, there were no equity awards of any type awarded to our executive officers, primarily resulting from the fact that sufficient shares under our 2002 Stock Incentive Plan were not available to make meaningful grants to the executive officers and still have shares available for use in recruiting new employees. The Compensation Committee may award stock options to our executive officers on an annual basis in the current and subsequent years. In establishing the appropriate amount of such awards, we expect that the Compensation Committee will take into account data from our consultant’s study described above.
In December 2005, the Compensation Committee approved the acceleration of vesting of certain unvested stock options granted under our 2002 Stock Incentive Plan that were held by certain of our key employees and officers, including our executive officers. As a result of such acceleration, options granted to 25 persons with respect to 1,337,500 unvested shares of our common stock, including options with respect to 684,178 unvested shares that were held by our executive officers, became fully vested. The Compensation Committee also imposed resale restrictions on shares of our common stock that could be acquired by such persons upon exercise of any such accelerated options to prevent the sale of such shares (other than to satisfy applicable withholding taxes) before such time as vesting would otherwise have taken place. Upon cessation of service, such persons have a limited period in which to exercise their accelerated options.
The option acceleration eliminated future compensation expense that we would otherwise have recognized in our consolidated statements of operations with respect to the options at issue now that we have adopted Statement of Financial Accounting Standards No. 123R, Share Based Payment, effective January 1, 2006. The maximum aggregate pre-tax expense associated with the accelerated options that would have been reflected in our consolidated financial statements in future fiscal years is estimated to be approximately $3.2 million. The acceleration resulted in compensation expense of approximately $204,000 in the fourth quarter of 2005.
Policies with Respect to Equity Compensation Award Determinations.
We do not time the award of stock option grants in advance of material announcements in order to achieve lower exercise prices. In the past, we have not granted any equity compensation awards other than stock options. Our policy is that stock options are granted with an exercise price equal to the closing price of our common stock on the date of grant, and that all option grants are approved in advance of or on the date of the grant. The Secondary Committee (consisting of our Chief Executive Officer, Mr. Jones) is delegated authority by the Board to approve stock option grants in an amount not to exceed 5,000 shares per person and only for newly-hired employees. For stock option grants to new employees, our policy is that they be issued on, and receive an exercise price equal to the closing stock price of our common stock on such employee’s start date, presuming that the award was pre-approved by the Secondary Committee.

Perquisites and Other Benefits.
Our executive officers are entitled to few benefits that are not otherwise available to all of our employees. In this regard it should be noted that we do not provide pension arrangements, post-retirement health coverage, or similar benefits for our executives or employees.
Mr. Jones is provided the full use of a vehicle that is leased by us, and he is reimbursed up to $5,000 annually for costs associated with commuting to his out-of-state residence. Mr. Harrison receives a monthly pre-tax car allowance. Through the first seven months of 2006, the portion of employee life and medical insurance premiums that Mr. Harrison would otherwise have been required to contribute were paid by us, but this program was terminated effective August 1, 2006. Mr. Bateman is provided with a Company-leased apartment which he uses, along with another employee, when he is working locally at our headquarters, and rental car, gasoline, personal meal and laundry expenses are reimbursed to Mr. Bateman while working locally at our headquarters. Additionally, the expenses associated with commuting to his out-of-state residence from our headquarters are reimbursed to him. The Compensation Committee has determined to provide the above-described personal benefits and perquisites in order to attract and retain highly qualified named executive officers by offering compensation opportunities that are competitive with our peers and are designed to meet the needs of our executives. Mssrs. Jones and Bateman consider the ability to continue to reside in their home states an important factor in their job satisfaction, and we desire to encourage their job satisfaction and focused attention on company matters.
Severance and Change of Control Arrangements.
Under the terms of Mr. Jones’ and Mr. Harrison’s employment agreements, entered into on December 29, 2005 and December 12, 2005, respectively, if their employment is terminated other than for cause or if they resign for good reason, Mr. Jones will be entitled to receive severance pay in an amount equal to one year of annual base salary, and Mr. Harrison will be entitled to receive severance pay in an amount equal to six months of annual base salary.
In February 2006, we entered into change of control arrangements with each of our named executive officers which provide for severance payments and other benefits to the officers if their employment is terminated by us without cause or by the officer for good reason within 18 months following a change of control of us. The agreements are designed to retain our executive officers and provide continuity of management in the event of an actual or threatened change in the control of us and to ensure that our executive officers’ compensation and benefits expectations would be satisfied in such event. The double trigger feature, requiring a qualifying termination of employment in connection with the change of control, was considered important to ensure that the executives did not unfairly benefit from a transaction that was in our and our stockholders’ best interest. A description of the material terms of our change of control arrangements can be found in this proxy statement under Potential Payments Upon Termination or Change in Control. The Compensation Committee believes that such severance and change of control arrangements are reasonable within the marketplace.
Compliance with Internal Revenue Code Section 162(m).
Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers to the extent that such compensation exceeds $1.0 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. Non-performance-based compensation paid to our executive officers for the 2006 fiscal year did not exceed the $1.0 million limit per officer, and we do not expect the non-performance-based compensation to be paid to our executive officers for the 2007 fiscal year to exceed that limit. Because it is unlikely that the cash compensation payable to any of our executive officers in the foreseeable future will approach the $1.0 million limit, we do not expect to take any action to limit or restructure the elements of cash compensation payable to our executive officers so as to qualify that compensation as performance-based compensation under Section 162(m). We will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1.0 million level.
The 2002 Stock Incentive Plan imposes the requisite limitation on the maximum number of shares for which options may be granted per individual. Therefore, assuming a committee comprised solely of outside directors as required by Section 162(m) makes all option grants to our executive officers, any compensation deemed paid in connection with the exercise of future option grants made to executive officers under the 2002 Stock Incentive Plan with an exercise price equal to the fair market value of the option shares on the grant date should qualify as performance-based compensation that will not be subject to the $1.0 million limitation.
Sections 280G and 4999 of the Internal Revenue Code impose certain adverse tax consequences on compensation treated as excess parachute payments. An executive is treated as having received excess parachute payments for purposes of Sections 280G and 4999 of the Internal Revenue Code if he or she receives compensatory payments or benefits that are contingent on a change in the ownership or control of a corporation, and the aggregate amount of such contingent compensatory payments and benefits equals or exceeds three times the executive’s base salary amount. An executive’s excess parachute payments are subject to a 20% excise tax under Section 4999 of the Internal Revenue Code, in addition to any applicable federal income and employment taxes. Also, the corporation’s compensation deduction in respect of the executive’s excess parachute payments is disallowed under Section 280G of the Internal Revenue Code. If we were to be subject to a change in control, certain amounts received by our executives could be excess parachute payments under Sections 280G and 4999 of the Internal Revenue Code. As discussed under Potential Payments Upon Termination or Change in Control we do not provide our executive officers with tax gross up payments in the event of a change in control.

Summary Compensation Table
The following table shows the compensation earned by, or awarded or paid to, each of our named executive officers for the fiscal year ended December 31, 2006:
Summary Compensation Table

				Option	All Other
				Awards	Compensation		Total
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	($)(2)	($)(3)		($)
Jeffrey W. Jones	2006	$273,574	$110,000	$0	$124,142	(4)	$507,716
President and Chief Executive Officer

Robert E. Grant	2006	133,445	12,500	0	57,317	(5)	203,262
Former President and Chief Executive Officer

Richard L. Harrison	2006	230,000	85,000	0	15,506	(6)	330,506
Executive Vice President, Chief Financial Officer and Secretary

Keith G. Bateman	2006	193,408	74,702	0	50,153	(7)	318,263
Executive Vice President, Global Sales and Marketing

James M. Haefner	2006	82,692	22,611	0	115,861	(8)	221,164
Former Executive Vice President, Global Sales

(1)	Bonuses paid are at the discretion of the Compensation Committee after review of certain performance measures and objectives identified during the fiscal year, and include certain guaranteed bonus amounts for Messrs. Jones, Grant and Harrison. Bonuses for Mssrs. Bateman and Haefner were based on a percentage of revenues. See “—Compensation Discussion and Analysis—Compensation Components—Annual Incentive Bonuses.”

(2)	In December 2005, the Compensation Committee approved the acceleration of vesting of certain unvested stock options granted under our 2002 Stock Incentive Plan that were held by certain of our key employees and officers, including our executive officers. As a result of such acceleration, options granted to 25 persons with respect to 1,337,500 unvested shares of our common stock, including options with respect to 684,178 unvested shares that were held by our executive officers, became fully vested. The acceleration eliminated compensation expense that we would otherwise have recognized in our consolidated statements of operations for the 2006 and subsequent fiscal years with respect to these options in accordance with Financial Accounting Standard No. 123R. The maximum aggregate pre-tax expense associated with the accelerated options that would have been reflected in our consolidated financial statements for the 2006 and subsequent fiscal years is estimated to be approximately $3.2 million. The acceleration resulted in compensation expense of approximately $204,000 in the fourth quarter of 2005.

(3)	Our policy is to pay to our employees, on an annual basis, accrued unused vacation hours exceeding their permitted banked hours, which varies amongst our employees based on their position with us. Upon an employee’s termination, we pay all of the employee’s unused vacation hours, including any permitted banked hours.

(4)	Amount includes $89,468 for the payment of unused accrued vacation hours; $29,748 of costs associated with Mr. Jones’ company-leased automobile, including lease payments, insurance, gasoline and maintenance; and $4,926 in expenses reimbursed to Mr. Jones for commuting to his out-of-state residence.

(5)	On July 3, 2006, we entered into a separation agreement with Mr. Grant relating to his resignation on May 9, 2006. Pursuant to the separation agreement, Mr. Grant agreed to forfeit all right, title and interest in and to a portion of his fully vested stock options. We agreed to terminate the Resale Restriction Agreement, dated December 16, 2005, between Mr. Grant and us, which terminated the resale restrictions that would have otherwise applied to Mr. Grant’s remaining options. During his employment with us as Chief Executive Officer, we provided Mr. Grant with the unlimited use of an automobile we purchased on December 31, 2004 at an initial cost of $75,645. This automobile was sold for $42,000 on September 29, 2006, and we incurred an $846 loss based on the difference between the sales proceeds and the net book value. All other compensation includes: $9,415 representing the sum of depreciation expense recorded in 2006 for the aforementioned vehicle plus the loss on sale of $846; $2,508 in costs associated with the use of this vehicle, including insurance, gasoline and maintenance; $41,240 for the payment of unused accrued vacation hours; $3,609 in life and medical insurance premiums absorbed by us that Mr. Grant would otherwise have been required to contribute via payroll deduction; and $545 in reimbursement of out-of-pocket costs, fees, charges or expenses associated with our medical and dental insurance plans as provided in Mr. Grant’s employment agreement, which also provided for a yearly cap on such reimbursement of $3,000.

(6)	Amount includes $12,000 in car allowance payments and $3,506 in life and medical insurance premiums paid by us through August 1, 2006, as this benefit was canceled effective August 1, 2006.

(7)	Amount includes one-half of $29,824 in costs associated with us maintaining a local apartment used by Mr. Bateman and another employee; $17,525 in travel-related expenses reimbursed to Mr. Bateman associated with commuting to his out-of-state residence; $9,224 in rental car, gasoline, personal meal and laundry expenses reimbursed to Mr. Bateman while working locally at our headquarters; and $8,492 for the payment of unused accrued vacation hours.

(8)	On June 7, 2006, we entered into a separation agreement with Mr. Haefner relating to his resignation on May 12, 2006. Pursuant to the separation agreement, we agreed to pay Mr. Haefner a severance amount equal to six months of his former base salary, which amounted to $100,000. All Other Compensation amount includes, in addition to the $100,000 of severance pay; $6,641 for the payment of unused vacation hours; $4,135 in car allowance payments; and a $5,085 payment Mr. Haefner received equal to the equivalent of one-half of the commission that he would have otherwise been entitled to receive for the quarter ending June 30, 2006 had his employment not terminated. Additionally, out of 40,000 shares of common stock acquired upon the exercise of stock options, Mr. Haefner was permitted to sell 29,999 shares prior to the date that resale restrictions would have lapsed on such shares under the Resale Restriction Agreement dated December 16, 2005 between Mr. Haefner and us. The estimated value realized in connection with the 29,999 shares was $18,233, which is included in the amount shown in the table entitled Option Exercises and Stock Vested.
Grants of Plan-Based Awards
No grants of plan-based awards were made to our named executive officers for the year ended December 31, 2006.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth summary information regarding the outstanding equity awards held by each of our named executive officers at December 31, 2006. We have not granted any equity awards other than options in the past.

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised Options	Unexercised Options
	(#)(1)	(#)(1)	Option Exercise	Option Expiration
Name	Exercisable	Unexercisable	Price($)	Date

Jeffrey W. Jones	407,000	0	$2.125	12/12/08
President and	100,000	0	2.125	12/15/09
Chief Executive Officer	300,000	0	5.170	12/20/11
	200,000	0	14.010	12/12/13
	50,000	0	8.110	12/29/15

Robert E. Grant	0 (2)	0	—	—
Former President and Chief Executive Officer

Richard L. Harrison	250,000	0	7.200	12/12/15
Executive Vice President, Chief Financial Officer and Secretary

Keith G. Bateman	50,000	0	2.1563	1/8/09
Executive Vice President,	75,000	0	2.1563	12/29/10
Global Sales and	100,000	0	5.170	12/20/11
Marketing	75,000	0	14.010	12/12/13
	25,000	0	6.660	12/2/15

James M. Haefner	0 (3)	0	—	—
Former Executive Vice President, Global Sales

(1)	In December 2005, the Compensation Committee approved the acceleration of vesting of certain unvested stock options granted under our 2002 Stock Incentive Plan that were held by certain of our key employees and officers, including our named executive officers. As a result of such acceleration, options granted to our named executive officers with respect to 684,178 unvested shares became fully vested. The Compensation Committee imposed restrictions on shares of our common stock that could be acquired by such persons upon exercise of any such accelerated options that prevent the sale of such shares (other than to satisfy applicable withholding taxes) before such time as vesting would otherwise have taken place. See “—Compensation Discussion and Analysis—Compensation Components.”

(2)	On July 3, 2006, in connection with his resignation, Mr. Grant agreed to forfeit all right, title and interest in and to 162,000 of his total of 420,000 outstanding, fully vested stock options. We agreed to terminate the Resale Restriction Agreement, dated December 16, 2005, between Mr. Grant and us, which terminated the resale restrictions that would have otherwise applied to Mr. Grant’s remaining options. Between June 26, 2006 and December 22, 2006, Mr. Grant exercised options to purchase 338,000 shares of our common stock (including 138,000 shares that were subject to the Resale Restriction Agreement prior to its termination). Mr. Grant did not hold any unvested stock options. See “—2006 Potential Payments upon Termination or Change in Control—Separation Agreements.”

(3)	Between June 29, 2006 and August 4, 2006, Mr. Haefner exercised options to purchase 40,000 shares of our common stock, representing 33% of his outstanding stock options. The remaining 67% of Mr. Haefner’s outstanding stock options expired unexercised. Out of the 40,000 shares of common stock acquired upon the exercise of stock options, Mr. Haefner was permitted to sell 29,999 shares prior to the date that resale restrictions would have lapsed in connection with that certain Resale Restriction Agreement dated December 16, 2005 between Mr. Haefner and us. The estimated value realized in connection with the 29,999 shares was $18,233, which is included in the amount shown in the Option Exercises and Stock Vested table. See “—2006 Potential Payments upon Termination or Change in Control—Separation Agreements.”

Option Exercises and Stock Vested
The following table summarizes the option exercises by each of our named executive officers for the year ended December 31, 2006. No shares of restricted stock have been granted to any of the named executive officers.

	Option Awards
	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise
Name	(#)	($)(1)
Jeffrey W. Jones	0	0
President and Chief Executive Officer

Robert E. Grant	338,000	$725,184
Former President and Chief Executive Officer

Richard L. Harrison	0	0
Executive Vice President, Chief Financial Officer and Secretary

Keith G. Bateman	0	0
Executive Vice President, Global Sales and Marketing

James M. Haefner	40,000	42,393
Former Executive Vice President, Global Sales

(1)	Represents the excess over the exercise price of the closing market price of a share of our common stock on the date of exercise multiplied by the number of shares that were exercised.

Potential Payments upon Termination or Change in Control
Change of Control Arrangements.
In February 2006, we and of each of Messrs. Jones, Grant, Harrison, Haefner and Bateman entered into an amendment to such officer’s employment agreement or offer letter. The primary purpose of each amendment was to provide for certain severance payments to be made to the officer upon the occurrence of certain qualifying terminations of employment within the 18 months following a change of control. A qualifying termination is defined as the occurrence any termination of the officer’s employment:
•	by the officer for good reason (as defined in the officer’s agreement); or

•	by us without cause (as defined in the officer’s agreement),

in each case during the 18 months following the change of control.
Upon the occurrence of a triggering event, the officer will be entitled to receive, subject to his execution of a general release in favor of us, the following:
•	100% of the officer’s then current annual salary plus the full amount of the officer’s potential bonus for the current year, which aggregate amount shall be paid in a one-time lump sum payment;

•	COBRA premiums and, other than in the case of Mr. Bateman, reimbursement of expenses associated with medical and dental treatment up to a cap and, to the extent permissible, coverage under our life insurance, accidental death and dismemberment plan and disability program, in each case, for a period of one year from the date of such termination; and

•	a lump sum payment equal to twelve times the monthly car allowance or monthly lease payment plus its maintenance and insurance costs over a one-year period, as applicable.
In addition, all unvested options and shares of restricted stock held by the officer shall immediately vest and become fully exercisable upon such qualifying termination.
A “Change of Control” generally means the occurrence of any of the following events: (i) an acquisition by any person of 50% or more of the voting power of our securities; or (ii) approval by our stockholders of: (x) a merger, consolidation, share exchange or reorganization, unless our stockholders, immediately before such transaction own, directly or indirectly immediately following such transaction, at least 50% of the voting power of the outstanding securities of the corporation that is the successor in such transaction in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation, share exchange or reorganization; (y) our complete liquidation or dissolution; or (z) an agreement for the sale or other disposition of all or substantially all of our assets.
“Good reason” generally means the occurrence of: (i) a change in executive’s position that materially reduces his duties or level of responsibility; or (ii) a requirement that executive relocate his place of employment to outside of Orange County, California.
Employment Agreements.
On December 29, 2005, we entered into a new employment agreement with Mr. Jones. The Agreement replaced an earlier employment agreement dated December 12, 2003 with Mr. Jones which expired by its terms on December 31, 2005. On December 12, 2005, we entered into an employment agreement with Mr. Harrison.
Under the terms of Mr. Jones’ employment agreement, if his employment is terminated other than for cause or if he resigns for good reason, Mr. Jones will be entitled to receive, subject to his execution of a general release, a lump sum severance payment in an amount equal to one year of annual base salary. Under the terms of Mr. Harrison’s employment agreement, if his employment is terminated other than for cause or if he resigns for good reason, Mr.

Harrison will be entitled to receive, subject to his execution of a general release, salary continuation payments at the monthly rate of his base salary for a period of six months; provided, that if he is deemed to be a “specified employee” within the meaning of Section 409A of the Internal Revenue Code, such payments shall be made in a lump sum on the sixth month anniversary following the date of separation of service.
In accordance with the requirements of the rules of the SEC, the following tables present our reasonable estimate of the benefits payable to the named executive officers, other than Messrs. Grant and Haefner, under their employment agreements or offer letters, as amended, assuming: (a) an involuntary termination without cause or a resignation for good reason occurred on December 29, 2006, the last business day of the 2006 fiscal year; and (b) a change in control and involuntary termination of employment other than for cause or a resignation for good reason occurred on December 29, 2006, the last business day of 2006 fiscal year. Excluded are benefits provided to all employees. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that in the event of a termination of employment the named executive officers will receive the amounts reflected below:

	Termination
	Without Cause or
	Resignation for	Termination Without Cause or Resignation for Good Reason
	Good Reason	Within 18 Months of a Change in Control
Name	Salary(1)	Salary(2)	Bonus(3)	Car Allowance(4)	Benefits(5)	Total(6)
Jeffrey W. Jones	$300,000	$300,000	$110,000	$27,666	$22,560	$460,226
President and Chief Executive Officer

Richard L. Harrison	115,000	230,000	85,000	12,000	23,832	350,832
Executive Vice President, Chief Financial Officer and Secretary

Keith G. Bateman	0	220,000	74,702	—	16,608	311,310
Executive Vice President, Global Sales and Marketing

(1)	Represents 100% of the officer’s then current annual salary for one year for Mr. Jones and six months for Mr. Harrison.

(2)	Represents 100% of the officer’s then current annual salary for one year.

(3)	Represents the full amount of the officer’s potential bonus for the year of termination, based on the actual bonus paid for the 2006 fiscal year.

(4)	For Mr. Jones, represents twelve times the monthly lease payment for his company-leased vehicle, plus the related maintenance and insurance costs for a one-year period. For Mr. Harrison, represents twelve times his current monthly car allowance of $1,000

(5)	Represents COBRA premiums, based on current rates for medical, dental and vision insurance, and, other than in the case of Mr. Bateman, reimbursement for any out-of-pocket costs, fees, charges or expenses associated with executive’s (and his dependents’) receipt of medical and dental treatment, up to a cap of $3,000, and, to the extent permissible, coverage under our life insurance, accidental death and dismemberment plan and disability program, in each case, for a period of one year from the date of such termination.

(6)	Excludes the value to the executive of continued right to indemnification by us. Executives are indemnified by us and entitled to continued coverage under our directors and officers liability insurance policy (if applicable).
Mr. Grant’s Separation Agreement.
On July 3, 2006, we entered into a separation agreement with Mr. Grant relating to his resignation on May 9, 2006. Pursuant to the separation agreement, Mr. Grant agreed to forfeit all right, title and interest in and to a portion of his fully vested stock options and we agreed to terminate the Resale Restriction Agreement, dated December 16, 2005, between Mr. Grant and us, which terminated the resale restrictions that would have otherwise applied to Mr. Grant’s remaining options. The following table summarizes the effects of these actions as of July 3, 2006:

			Option Shares
			Outstanding Subject		Post-Agreement
		Option Shares	to Resale		Option Shares
		Outstanding Prior	Restrictions Prior		Exercisable without
		to Agreement of	to Agreement of	Option Shares	Resale Restrictions
Grant Date	Exercise Price	7/3/06	7/3/06	Forfeited on 7/3/06	at 7/3/06
6/20/03	$10.79	10,000	0	10,000	0
8/8/03	$11.02	90,000	7,500 (1)	90,000	0
10/26/04	$5.98	320,000	200,000 (2)	62,000	258,000

(1)	As a result of provisions in that certain Resale Restriction Agreement dated December 16, 2005, resale restriction would have lapsed on August 8, 2006

(2)	As a result of provisions in that certain Resale Restriction Agreement dated December 16, 2005, resale restrictions would have lapsed as to 33,333 shares each on the following dates: the 26th of July and October, 2006, and the 26th of January, April, July and October, 2007.
In addition, pursuant to the separation agreement, we entered into a mutual general release of all claims and Mr. Grant acknowledged his continuing obligations under the proprietary information and confidentiality provision and the non-solicitation provision of his employment agreement.
Mr. Haefner’s Separation Agreement.
On June 7, 2006, we entered into a separation agreement with Mr. Haefner relating to his resignation on May 12, 2006. Pursuant to the separation agreement, we agreed to pay Mr. Haefner a severance amount equal to six months of his base salary, which amounted to $100,000. Mr. Haefner also received a $5,085 payment representing the equivalent of one-half of the commission that he would have otherwise been entitled to receive for the quarter ending June 30, 2006 had his employment not terminated. This amount was paid by us in a lump sum on August 9, 2006. Additionally, out of 40,000 shares of common stock acquired upon the exercise of stock options, Mr. Haefner was permitted to sell 29,999 shares prior to the date that resale restrictions would have lapsed in connection with that certain Resale Restriction Agreement dated December 16, 2005 between Mr. Haefner and us. The estimated value realized in connection with the 29,999 shares was $18,233, which is included in the amount shown in the aforementioned table entitled Option Exercises and Stock Vested.

Mr. Haefner also agreed to generally release us from all claims, causes of action and liabilities arising out of Mr. Haefner’s employment with us and to certain proprietary information and non-solicitation requirements set forth under the separation agreement.
Equity Compensation Plan Information
Our 2002 Stock Incentive Plan is designed to attract and retain the services of individuals essential to its long-term growth and success. We also formerly maintained the 1990 Stock Option Plan and the 1993 Stock Option Plan. The 1990 Stock Option Plan and the 1993 Stock Option Plan have terminated pursuant to their terms; however, various option grants under those plans remain outstanding.
The following table summarizes information as of December 31, 2006 with respect to the shares of our common stock that may be issued upon exercise of options, warrants or rights under our existing equity compensation plans.

	Number of Securities to		Number of Securities
	be Issued Upon	Weighted Average	Remaining Available for
	Exercise of Outstanding	Exercise Price of	Future Issuance Under
	Options, Warrants and	Outstanding Options,	Equity Compensation
Plan Category	Rights	Warrants and Rights	Plans(2)
Equity Compensation Plans
Approved by Stockholders	3,855,638	$6.76	386,393

Equity Compensation Plans
Not Approved by Stockholders(1)	3,000	2.69	0

Total	3,858,638	$6.75	386,393

(1)	Consists solely of options under the 1990 Stock Option Plan.

The 1990 Stock Option Plan was implemented by our Board on December 15, 1990. The 1990 Stock Option Plan is a non-stockholder-approved plan under which options were authorized to be granted to directors, officers or employees. Our Board authorized 150,000 shares of our common stock for issuance under the 1990 Stock Option Plan. Options under this plan were granted with an exercise price per share equal to the fair market value per share of our common stock on the grant date and vested in installments during the optionee’s period of service with us. The plan administrator (either our Board or a Board committee) may cause options to vest on an accelerated basis in the event we are acquired and those options are not assumed or replaced by the acquiring entity. Each option has a maximum term (not to exceed 10 years) set by the plan administrator at the time of grant, subject to earlier termination following the optionee’s termination.

(2)	The table does not include information with respect to the additional 1,000,000 shares of our common stock that would be available under our 2002 Stock Incentive Plan if our stockholders approve the amendment of the 2002 Stock Incentive Plan. See “Proposal Two – Approval of Amendment to the BIOLASE Technology, Inc. 2002 Stock Incentive Plan.”

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our 2006 Annual Report on Form 10-K and in this Proxy Statement for the 2007 Annual Meeting of Stockholders.
Submitted by the Compensation Committee of our Board:
Neil J. Laird, Chairman
Robert M. Anderton
George V. d’Arbeloff
Daniel S. Durrie
April 10, 2007

AUDIT COMMITTEE REPORT
The Audit Committee oversees our independent registered public accounting firm and assists our Board in fulfilling its oversight responsibilities on matters relating to the integrity of our financial statements, our compliance with legal and regulatory requirements and the independent registered public accounting firm’s qualifications and independence by meeting regularly with the independent registered public accounting firm and financial management personnel. Management is responsible for the preparation, presentation and integrity of our financial statements; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed our financial statements as of and for the fiscal year ended December 31, 2006, with management and BDO Seidman LLP, our independent registered public accounting firm. The Audit Committee also discussed with BDO Seidman LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended. This included a discussion of the independent registered public accounting firm’s judgments as to the quality, not just the acceptability, of our accounting principles and such other matters that generally accepted auditing standards require to be discussed with the Audit Committee. The Audit Committee also received the written disclosures and the letter from BDO Seidman LLP required by Independence Standards Board Standard No. 1, Independence Discussion with Audit Committees, as amended, and the Audit Committee discussed the independence of BDO Seidman LLP with that firm.
Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to our Board, and our Board approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC. The Audit Committee also approved the selection of BDO Seidman LLP as our independent registered public accounting firm for 2006.
The Audit Committee and our Board have also recommended, subject to stockholder ratification, the selection of BDO Seidman LLP as our independent registered public accounting firm for the 2007 fiscal year.
Submitted by the Audit Committee of our Board:
George V. d’Arbeloff, Chairman
Robert M. Anderton
Neil J. Laird
Federico Pignatelli
Date: April 10, 2007
Incorporation by Reference
Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which might incorporate our future filings under those statutes, neither the preceding Compensation Committee Report nor the Audit Committee Report will be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any of our future filings under those statutes. In addition, information on our website, other than our Proxy Statement and form of Proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The charter of the Audit Committee requires that it review any insider and related party transactions. In connection with this requirement, all related party transactions (transactions involving our directors, executive officers or any member of their immediate family, or holder of more than five percent (5%) of our outstanding common stock ) are disclosed to our Audit Committee and our Board of Directors at least annually. In addition, transactions involving our directors are disclosed and reviewed by the Nominating and Corporate Governance Committee in its assessment of our directors’ independence requirements. To the extent such transactions are ongoing business relationships, the transactions are disclosed and, as applicable, reviewed annually.
There has not been any transaction or series of related transactions to which we were a participant in the 2006 fiscal year or are currently a participant involving an amount in excess of $120,000 and in which any director, executive officer or any member of their immediate family, or holder of more than five percent (5%) of our outstanding common stock, had or will have a direct or indirect material interest.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership of shares of our common stock as of March 28, 2007 by (i) any stockholder known to us to beneficially own five percent (5%) or more of our outstanding common stock, (ii) each director and nominee for director, (iii) each named executive officer and (iv) all current directors and executive officers as a group. Options shown in the table were granted pursuant to the 2002 Stock Option Plan and 1993 Stock Option Plan and represent the shares issuable pursuant to outstanding options exercisable within sixty (60) days of March 28, 2007. Except as indicated in the footnotes to this table, the persons or entities named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws, where applicable. Percentage ownership is calculated pursuant to SEC Rule 13d-3(d)(1) and is based on 23,807,710 shares of our common stock outstanding at March 28, 2007, and excludes shares reserved for 81,037 unexercised warrants.

		Number of Shares
		Underlying Options	Percentage of
	Shares	Exercisable within	Shares
	Beneficially	60 days of	Beneficially
5% Beneficial Owners	Owned	March 28, 2007	Owned
FMR Corp. and related entities (1)	2,541,549	0	10.7%
82 Devonshire Street
Boston, MA 02109

Capital Research and Management Company (2)	1,675,000	0	7.0%
333 South Hope Street
Los Angeles, CA 90071

Absolute Return Europe Fund (3)	1,200,000	0	5.0%
c/o Todd M. Ficeto
9300 Wilshire Blvd., Penthouse Suite
Beverly Hills, CA 90212

Directors and Named Executive Officers
Robert M. Anderton	0	90,000	*
Keith G. Bateman	4,050	325,000	1.4%
George V. d’Arbeloff	46,517	270,000	1.3%
Daniel S. Durrie	12,500	32,500	*
Robert E. Grant	0	0	0.0%
James M. Haefner	0	0	0.0%
Richard L. Harrison	0	250,000	1.0%
Jeffrey W. Jones	18,700	1,057,000	4.3%
Neil J. Laird	5,000	32,500	*
Federico Pignatelli	700,250	360,000	4.4%

Number of Shares
		Underlying Options	Percentage of
	Shares	Exercisable within	Shares
	Beneficially	60 days of	Beneficially
5% Beneficial Owners	Owned	March 28, 2007	Owned
All current directors and executive officers as a group (8 persons)	787,017	2,417,000	12.2%

*	Represents less than 1%.

(1)	This information is based upon a Schedule 13G/A dated February 14, 2007 and filed with the SEC jointly by FMR Corp., Edward C. Johnson 3d, Fidelity Management & Research Company (“Fidelity”) and Fidelity Small Cap Stock Fund (“Fund”) (as a group, the “Fidelity Parties”). FMR Corp. is a parent holding company of Fidelity, acting as an investment adviser to various investment companies, including the Fund, and is the beneficial owner of 2,541,549 of the shares (2,265,449 of which are held by the Fund). Edward C. Johnson 3d and FMR Corp., through its control of Fidelity and the Fund, each has sole power to dispose of the shares, while neither FMR Corp. nor Mr. Johnson has voting power over the shares, as that power resides with the various funds’ Board of Trustees. Members of the Edward C. Johnson 3d family may be deemed to form a controlling group with respect to FMR Corp. by reason of their ownership of approximately 49% of the voting power of FMR Corp. and a shareholders’ voting agreement among them and the other shareholders of the voting stock of FMR Corp. under which all shares of the voting stock will be voted in accordance with the majority vote.

(2)	According to a Schedule 13G filed with the SEC on February 12, 2007, Capital Research and Management Company is deemed to be the beneficial owner of all of the shares held, has sole power to vote or to direct the vote of all shares held, and has the sole power to dispose or to direct the disposition of all shares held.

(3)	According to a Schedule 13D filed with the SEC on December 21, 2005, Absolute Return Europe Fund is deemed to be the beneficial owner of all of the shares held, has sole power to vote or to direct the vote of all shares held, and has the sole power to dispose or to direct the disposition of all shares held.
Section 16(a) Beneficial Ownership Reporting Compliance
The members of our Board, the executive officers and beneficial holders of more than ten percent of the outstanding shares of our common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 which requires them to file reports with respect to their ownership of our securities. Based upon the copies of Section 16(a) reports which we received from such persons for their 2006 fiscal year transactions in our common stock and their common stock holdings, we believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by our directors, executive officers and greater than ten percent beneficial owners.
Annual Report
A copy of the 2006 Annual Report on Form 10-K, which includes the financial statements, but excludes Form 10-K exhibits, is being mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at our annual meeting.
By Order of the Board
Richard L. Harrison
Secretary
Dated: April 10, 2007

Appendix A
BIOLASE TECHNOLOGY, INC.
2002 STOCK INCENTIVE PLAN
(As amended by the Board of Directors through February 28, 2007 and approved by stockholders on May 16, 2007)
ARTICLE ONE
GENERAL PROVISIONS
I.	PURPOSE OF THE PLAN
          The Plan is intended to promote the interests of the Corporation by providing eligible persons who are employed by or serve the Corporation or any Parent or Subsidiary with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation as an incentive for them to remain in such service.
          Capitalized terms shall have the meanings assigned to such terms in the attached Appendix.
II.	STRUCTURE OF THE PLAN
          A. The Plan shall be divided into three separate equity incentive programs:
               1. the Discretionary Option Grant Program under which eligible persons may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock;
               2. the Stock Issuance Program under which eligible persons may, at the discretion of the Plan Administrator, be issued shares of Common Stock directly, either through the immediate purchase of such shares or as a bonus for services rendered the Corporation (or any Parent or Subsidiary); and
               3. the Automatic Option Grant Program under which eligible non-Employee directors shall automatically receive option grants at designated intervals over their period of continued Board service.
          B. The provisions of Articles One and Five shall apply to all equity programs under the Plan and shall govern the interests of all persons under the Plan.
III.	ADMINISTRATION OF THE PLAN
          A. Administration of the Automatic Option Grant Program shall be self-executing in accordance with the terms of that program, and no Plan Administrator shall exercise any discretionary functions with respect to any option grants made under that program.
          B. The Primary Committee and the Board shall have concurrent authority to administer the Discretionary Option Grant and Stock Issuance Programs with respect to Section 16 Insiders. (However, grants made to Section 16 Insiders by the entire Board will not be exempt from the million-dollar compensation deduction limitation of Code Section 162(m).) Administration of the Discretionary Option Grant and Stock Issuance Programs with respect to all other persons eligible to participate in those programs may, at the Board’s discretion, be vested in the Primary Committee or a Secondary Committee, or the Board may retain the power to administer those programs with respect to all such persons; provided, that a Secondary Committee which includes any Employee is not authorized to make grants to non-Employee directors. However, any discretionary option grants or stock issuances for members of the Primary Committee should be authorized by a disinterested majority of the Board.
          C. Members of the Primary Committee or any Secondary Committee shall serve for such period of time as the Board may determine and may be removed by the Board at any time. The Board may also at any time terminate the functions of any Secondary Committee and reassume all powers and authority previously delegated to such committee.
          D. Service on the Primary Committee or the Secondary Committee shall constitute service as a director, and members of each such committee shall accordingly be entitled to full indemnification and reimbursement as directors for their service on such committee. No member of the Primary Committee or the Secondary Committee shall be liable for any act or omission made in good faith with respect to the Plan or any option grants or stock issuances under the Plan.
          E. Each Plan Administrator shall, within the scope of its administrative functions under the Plan, have full power and authority (subject to the provisions of the Plan) to establish such rules and procedures as it may deem appropriate for proper administration of the Discretionary Option Grant and Stock Issuance Programs and to make such determinations under, and issue such interpretations of, the provisions of those programs and any outstanding options or stock issuances thereunder as it may deem necessary or advisable. Decisions of the Plan Administrator within the scope of its administrative functions under the Plan shall be binding on all parties who have an interest in the Discretionary Option Grant and Stock Issuance Programs under its jurisdiction or any option or stock issuance thereunder.
IV.	ELIGIBILITY
          A. The persons eligible to participate in the Discretionary Option Grant and Stock Issuance Programs are as follows:
               1. Employees,
               2. non-Employee members of the Board or the board of directors of any Parent or Subsidiary, and
               3. independent contractors who provide services to the Corporation (or any Parent or Subsidiary).
          B. Only non-Employee directors shall be eligible to participate in the Automatic Option Grant Program. A non-Employee director who has previously been in the employ of the Corporation (or any Parent or Subsidiary) shall not be eligible to receive an initial option grant under the Automatic Option Grant Program at the time he or she first becomes a non-Employee director, but shall be eligible to receive annual option grants under the Automatic Option Grant Program while he or she continues to serve as a non-Employee director.
V.	STOCK SUBJECT TO THE PLAN
          A. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Corporation on the open market. The maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed 5,950,000 shares. Such authorized share reserve is comprised of (1) the initial share reserve for the Plan of 1,000,000 shares authorized by the Board on April 16, 2002 and approved by the stockholders on May 23, 2002, (2) the number of shares that remained available for issuance, as of May 23, 2002, under the Predecessor Plan as last approved by the Corporation’s stockholders, including the shares subject to outstanding options under the Predecessor Plan, (3) an additional increase of 1,000,000 shares of Common Stock authorized by the Board on April 28, 2004 and approved by the stockholders on May 26, 2004, (4) an additional increase of 950,000 shares of Common Stock authorized by the Board on September 19, 2005 and approved by the stockholders on November 15, 2005, and (5) an additional 1,000,000 shares of Common Stock authorized by the Board on February 28, 2007 and approved by the stockholders on May 16, 2007.
          B. No one person participating in the Plan may receive stock options and direct stock issuances for more than 1,500,000 shares of Common Stock pursuant to the Plan in the aggregate per calendar year. No more than 200,000 shares of Common Stock may be granted under Article Three hereof.

          C. Shares of Common Stock subject to outstanding options (including options transferred to this Plan from the Predecessor Plan) shall be available for subsequent issuance under the Plan to the extent (1) those options expire or terminate for any reason prior to exercise in full or (2) the options are cancelled in accordance with the cancellation/regrant provisions of the Plan. Unvested shares issued under the Plan and subsequently cancelled or repurchased by the Corporation, at a price per share not greater than the original issue price paid per share, pursuant to the Corporation’s repurchase rights under the Plan shall be added back to the number of shares of Common Stock reserved for issuance under the Plan and shall accordingly be available for reissuance through one or more subsequent option grants or direct stock issuances under the Plan. However, should the exercise price of an option under the Plan be paid with shares of Common Stock or should shares of Common Stock otherwise issuable under the Plan be withheld by the Corporation in satisfaction of the withholding taxes incurred in connection with the exercise of an option or the vesting of a stock issuance under the Plan, then the number of shares of Common Stock available for issuance under the Plan shall be reduced by the gross number of shares for which the option is exercised or which vest under the stock issuance, and not by the net number of shares of Common Stock issued to the holder of such option or stock issuance.
          D. If any change is made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made by the Plan Administrator to (1) the maximum number and/or class of securities issuable under the Plan, (2) the maximum number and/or class of securities for which any one person may be granted options and direct stock issuances under the Plan per calendar year, (3) the number and/or class of securities and the exercise price per share in effect under each outstanding option under the Plan (including the options transferred to this Plan from the Predecessor Plan), and (4) the number and/or class of securities for which grants are subsequently to be made under the Automatic Option Grant Program. Such adjustments to the outstanding options are to be effected in a manner that shall preclude the enlargement or dilution of rights and benefits under such options. The adjustments determined by the Plan Administrator shall be binding.

ARTICLE TWO
DISCRETIONARY OPTION GRANT PROGRAM
I.	OPTION TERMS
          Each option shall be evidenced by one or more documents in the form approved by the Plan Administrator. However, each such document shall comply with the terms specified below. Each document evidencing an Incentive Option shall, in addition, be subject to the provisions of the Plan applicable to such options.
          A. Exercise Price.
               1. The exercise price per share shall be fixed by the Plan Administrator but shall not be less than 100% of the Fair Market Value per share of Common Stock on the option grant date.
               2. The exercise price shall become immediately due upon exercise of the option and shall, subject to the provisions of Section I of Article Five and the documents evidencing the option, be payable in one or more of the forms specified below:
               (a) cash or check made payable to the Corporation,
               (b) shares of Common Stock held for the requisite period necessary to avoid a charge to the Corporation’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date, or
               (c) to the extent the option is exercised for vested shares, through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable instructions to (a) a Corporation-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable income and employment taxes required to be withheld by the Corporation by reason of such exercise and (b) the Corporation to deliver the certificates for the purchased             shares directly to such brokerage firm in order to complete the sale.
          Except to the extent such sale and remittance procedure is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.
          B. Exercise and Term of Options. Each option shall be exercisable at such time or times, during such period and for such number of shares as shall be determined by the Plan Administrator and set forth in the documents evidencing the option. However, no option shall have a term in excess of 10 years measured from the option grant date.
          C. Effect of Termination of Service.
               1. The following provisions shall govern the exercise of any options granted pursuant to the Discretionary Option Grant Program that are outstanding at the time of the Optionee’s cessation of Service:
               (a) Immediately upon the Optionee’s cessation of Service, the option shall terminate with respect to the unvested shares subject to the option.
               (b) Should the Optionee’s Service be terminated for Misconduct or should the Optionee otherwise engage in Misconduct, then the option shall terminate immediately with respect to all shares subject to the option.
               (c) Should the Optionee’s Service terminate for reasons other than Misconduct, then the option shall remain exercisable during such period of time after the Optionee’s Service ceases as shall be determined by the Plan Administrator and set forth in the documents evidencing the option, but no option shall be exercisable after its Expiration Date. During the applicable post-Service exercise period, the option may not be exercised in the aggregate for more than the number of vested shares for which the option is exercisable on the date of the Optionee’s Service ceased. Upon the expiration of the applicable exercise period or (if earlier) upon the Expiration Date, the option shall terminate with respect to any vested shares subject to the options.
          2. Among its discretionary powers, the Plan Administrator shall have complete discretion, exercisable either at the time an option is granted or at any time while the option remains outstanding, to extend the period of time for which the option is to remain exercisable following the Optionee’s cessation of Service, but in no event beyond the expiration of the option term. The Plan Administrator should consider the tax and accounting consequences before exercising such discretion.
          D. Stockholder Rights. The holder of an option shall have no stockholder rights with respect to the shares subject to the option until such person shall have exercised the option, paid the exercise price and become a holder of record of the purchased shares.
          E. Repurchase Rights. The Plan Administrator shall have the discretion to grant options that are exercisable for unvested shares of Common Stock. Should the Optionee cease Service while such shares are unvested, the Corporation shall have the right to repurchase any or all of those unvested shares at a price per share equal to the lower of (1) the exercise price paid per share or (2) the Fair Market Value per share of Common Stock at the time of the repurchase. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Plan Administrator and set forth in the document evidencing such repurchase right.
          F. Limited Transferability of Options. During the lifetime of the Optionee, Incentive Options shall be exercisable only by the Optionee and shall not be assignable or transferable other than by will or the laws of inheritance following the Optionee’s death. Non-Statutory Options shall be subject to the same restriction, except Non-Statutory Options may be assigned in whole or in part during the Optionee’s lifetime to one or more members of the Optionee’s family or to a trust established exclusively for one or more such family members or to the Optionee’s former spouse. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate.
II.	INCENTIVE OPTIONS
          The terms specified below shall be applicable to all Incentive Options. Except as modified by the provisions of this Section II, all the provisions of Articles One, Two and Five shall be applicable to Incentive Options. Options, which are specifically designated as Non-Statutory Options when issued under the Plan, shall not be subject to the terms of this Section II.
          A. Eligibility. Incentive Options may only be granted to Employees.
          B. Dollar Limitation. The aggregate Fair Market Value of the shares of Common Stock (determined as of the respective date) for which one or more options granted to any Employee pursuant to the Plan (or any other option plan of the Corporation or any Parent or Subsidiary) may for the first time become exercisable as Incentive Options during any one calendar year shall not exceed $100,000. To the extent that an Optionee’s options exceed that limit, they will be treated as Non-Statutory Options (but all of the other provisions of the option shall remain applicable), with the first options that were awarded to the Optionee to be treated as Incentive Options.
          C. 10% Stockholder. If any Employee to whom an Incentive Option is granted is a 10% Stockholder, then the exercise price per share shall not be less than 110% of the Fair Market Value per share of Common Stock on the option grant date, and the option term shall not exceed five years measured from the option grant date.
III.	CHANGE IN CONTROL
          A. In the event a Change in Control occurs, the shares of Common Stock at the time subject to each outstanding option granted pursuant to this Discretionary Option Grant Program shall automatically vest in full so that each such option shall, immediately prior to the effective date of the Change in Control, become exercisable for all the shares of Common Stock at the time subject to such option and may be exercised for any or all of those shares as fully vested shares of Common Stock. However, an outstanding option shall not become vested on such an accelerated basis if and to the extent: (1) such option is to be assumed by the successor corporation (or parent thereof) or is otherwise to continue in full force pursuant to the terms of transaction or (2) such option is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing at the time of the Change in Control on any shares for which the option is not otherwise at that time exercisable and provides for subsequent payout of that spread no later than the time the Optionee would vest in those option shares or (3) the acceleration of such option is subject to other limitations imposed by the Plan Administrator.
          B. All outstanding repurchase rights under the Discretionary Option Grant Program shall automatically terminate, and the shares of Common Stock subject to those terminated rights shall immediately vest in full, immediately prior to the occurrence of a Change in Control, except to the extent: (1) those repurchase rights are to be assigned to the successor corporation (or parent thereof) or are otherwise to continue in full force pursuant to the terms of the transaction or (2) such accelerated vesting is precluded by other limitations imposed by the Plan Administrator.
          C. Immediately following the consummation of the Change in Control, all outstanding options granted pursuant to the Discretionary Option Grant Program shall terminate, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the transaction.
          D. Each option granted pursuant to the Discretionary Option Grant Program that is assumed or otherwise continued in effect in connection with a Change in Control shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities which would have been issuable to the Optionee in consummation of such Change in Control had the option been exercised immediately prior to such Change in Control. Appropriate adjustments to reflect such Change in Control shall also be made to (1) the exercise price payable per share under each outstanding option, provided the aggregate exercise price payable for such securities shall remain the same, (2) the maximum number and/or class of securities available for issuance over the remaining term of the Plan and (3) the maximum number and/or class of securities for which any one person may be granted options and direct stock issuances pursuant to the Plan per calendar year. To the extent the holders of Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation may, in connection with the assumption of the outstanding options granted pursuant to the Discretionary Option Grant Program, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such transaction.
          E. Among its discretionary powers, the Plan Administrator shall have the ability to structure an option (either at the time the option is granted or at any time while the option remains outstanding) so that the option shall become immediately exercisable and some or all of the shares subject to that option shall automatically become vested (and some or all of the repurchase rights of the Corporation with respect to the unvested shares subject to that option shall immediately terminate) upon the occurrence of a Change in Control, a Proxy Contest or any other specified event or the Optionee’s Involuntary Termination within a designated period of time following any of these events. In addition, the Plan Administrator may provide that one or more of the Corporation’s repurchase rights with respect to some or all of the shares held by the Optionee at the time of such a Change in Control, a Proxy Contest, or any other specified event or the Optionee’s Involuntary Termination within a designated period of time following such an event shall immediately terminate and all of the shares shall become vested.
          F. The portion of any Incentive Option accelerated in connection with a Change in Control or Proxy Contest shall remain exercisable as an Incentive Option only to the extent the $100,000 limitation described in Section II.B. above is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such option shall be exercisable as a Non-Statutory Option under the federal tax laws.
          G. The outstanding options shall in no way affect the right of the Corporation to undertake any corporate action.

ARTICLE THREE
STOCK ISSUANCE PROGRAM
I.	STOCK ISSUANCE TERMS
          Shares of Common Stock may be issued under the Stock Issuance Program through direct and immediate issuances without any intervening option grants. Each stock issuance under this program shall be evidenced by a stock issuance agreement that complies with the terms specified below. Shares of Common Stock may also be issued under the Stock Issuance Program pursuant to awards that entitle the recipients to receive those shares upon the attainment of designated performance goals or the satisfaction of specified Service requirements.
          A. Purchase Price.
               1. The purchase price per share shall be fixed by the Plan Administrator.
               2. Subject to the provisions of Section I of Article Five, shares of Common Stock may be issued under the Stock Issuance Program for any of the following items of consideration which the Plan Administrator may deem appropriate in each individual instance:
               (a) cash or check made payable to the Corporation, or
               (b) past services rendered to the Corporation (or any Parent or Subsidiary).
          B. Vesting Provisions.
               1. Except as otherwise provided below in Section I.B.2 of the Plan, shares of Common Stock issued under the Stock Issuance Program for a purchase price less than one hundred percent (100%) of the Fair Market Value of the shares of Common Stock on the date of the grant of the stock issuance agreement for such shares of Common Stock, shall be subject to the following vesting requirements of this Section I.B.1 of the Plan. The shares of Common Stock shall vest ratably over a period of not less than three years subject to continued employment or service with the Corporation (with the Corporation retaining the right to repurchase any of such unvested shares at the original purchase price of such shares in the event the recipient terminates employment as provided in the stock issuance agreement, except as otherwise provided in this section). The vesting of such shares of Common Stock may not be accelerated except in the event of a Change of Control of the Corporation, in the event of the death or Disability of the recipient of the shares of Common Stock, in the event of the actual or constructive termination of the employment or services of the recipient with the Corporation by the Corporation without cause (as determined by the Board) pursuant to the stock issuance agreement, an employment or services agreement, or in connection with a separation agreement or severance plan or arrangement under which the recipient of the shares of Common Stock is required to provide consideration for such acceleration of the vesting of the shares of Common Stock. Notwithstanding the foregoing, shares of Common Stock may also be issued under the Stock Issuance Program pursuant to awards that entitle the recipients to receive those shares (i) solely upon the attainment of designated performance goals provided that the minimum performance period is not less than one year, or (ii) upon the satisfaction of additional Service requirements in addition to the Service requirements in the preceding provisions of this section.
               2. Shares of Common Stock issued under the Stock Issuance Program representing up to five percent (5%) of the total number of shares of Common Stock reserved for issuance under the Plan shall not be subject to the restrictions provided above in Section I.B.1 of the Plan and may, in the discretion of the Plan Administrator, be fully and immediately vested upon issuance or may vest in one or more installments over the Participant’s period of Service or upon attainment of specified performance objectives. The elements of the vesting schedule applicable to any unvested shares of Common Stock issued under the Stock Issuance Program pursuant to this Section I.B.2 shall be determined by the Plan Administrator and incorporated into the stock issuance agreement. Shares of Common Stock issued pursuant to this Section I.B.2 may also be issued under the Stock Issuance Program pursuant to awards that entitle the recipients to receive those shares upon the attainment of designated performance goals or the satisfaction of specified Service requirements.

          3. Any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) which the Participant may have the right to receive with respect to the Participant’s unvested shares of Common Stock by reason of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration shall be issued subject to such escrow arrangements as the Plan Administrator shall deem appropriate and shall be vested to the same extent the Participant’s shares of Common Stock are vested.
          4. The Participant shall have full stockholder rights (other than transferability) with respect to any shares of Common Stock issued to the Participant pursuant to the Stock Issuance Program, whether or not the Participant’s interest in those shares is vested. Accordingly, the Participant shall have the right to vote such shares and to receive any regular cash dividends paid on such shares. Cash dividends constitute taxable compensation to the Participant are deductible by the Corporation (unless the Participant has made an election under Section 83(b) of the Code).
          5. Should the Participant cease to remain in Service while holding one or more unvested shares of Common Stock issued under the Stock Issuance Program or should the performance objectives not be attained with respect to one or more such unvested shares of Common Stock, then those shares shall be immediately surrendered to the Corporation for cancellation, and the Participant shall have no further stockholder rights with respect to those shares. To the extent the surrendered shares were previously issued to the Participant for consideration paid in cash or cash equivalent (including the Participant’s purchase-money indebtedness), the Corporation shall repay the Participant, without interest, the lower of (a) the cash consideration paid for the surrendered shares or (b) the Fair Market Value of those shares at the time of cancellation and/or shall cancel the unpaid principal balance of any outstanding purchase-money note of the Participant attributable to the surrendered shares by the applicable clause (a) or (b) amount.
          6. The Plan Administrator may in its discretion waive the surrender and cancellation of one or more unvested shares of Common Stock that would otherwise occur upon the cessation of the Participant’s Service or the non-attainment of the performance objectives applicable to those shares. Such waiver shall result in the immediate vesting of the Participant’s interest in the shares of Common Stock as to which the waiver applies. Such waiver may be effected at any time, whether before or after the Participant’s cessation of Service or the attainment or non-attainment of the applicable performance objectives.
          7. Outstanding share right awards under the Stock Issuance Program shall automatically terminate, and no shares of Common Stock shall actually be issued in satisfaction of those awards, if the performance goals or Service requirements established for such awards are not attained or satisfied. The Plan Administrator, however, shall have the discretionary authority to issue shares of Common Stock under one or more outstanding share right awards as to which the designated performance goals or Service requirements have not been attained or satisfied.
II.	CHANGE IN CONTROL
          A. All of the Corporation’s outstanding repurchase rights under the Stock Issuance Program shall terminate automatically, and all the shares of Common Stock subject to those terminated rights shall immediately vest in full, immediately prior to the occurrence of a Change in Control, except to the extent (1) those repurchase rights are to be assigned to the successor corporation (or parent thereof) or are otherwise to continue in full force and effect pursuant to the terms of the transaction or (2) such accelerated vesting is precluded by other limitations imposed in the stock issuance agreement.
          B. The Plan Administrator shall have the discretionary authority to structure one or more of the Corporation’s repurchase rights under the Stock Issuance Program so that those rights shall automatically terminate in whole or in part, and some or all of the shares of Common Stock subject to those terminated rights shall immediately vest, upon the occurrence of a Change in Control, a Proxy Contest or any other event, or the Participant’s Involuntary Termination within a designated period of time following any of these events.

ARTICLE FOUR
AUTOMATIC OPTION GRANT PROGRAM
I.	OPTION TERMS
          A. Automatic Grants. Option grants shall be made pursuant to the Automatic Option Grant Program in effect under this Plan as follows:
               1. Initial Grant: Provided the non-Employee director has not previously been in the employ of the Corporation or any Parent or Subsidiary, each such individual who is first elected or appointed as a non-Employee director at any time on or after the Plan Effective Date shall automatically be granted, on the date of such initial election or appointment, a Non-Statutory Option. The number of shares of Common Stock subject to the option shall be equal to the sum of (a) 15,000 and (b) the product of (x) 1,250 shares and (y) (i) 1 plus (ii) the number of whole calendar months between the date of election or appointment of such non-Employee director to the Board and the anticipated date of the next Annual Stockholders’ Meeting or Special Meeting in lieu of an Annual Stockholders’ Meeting at which directors are elected.
               2. Annual Grants: On the date of each Annual Stockholders’ Meeting (beginning with the 2002 Annual Stockholders’ Meeting) or Special Meeting in lieu of an Annual Stockholders’ Meeting at which directors are elected, each individual who is to continue to serve as a non-Employee director following an Annual Stockholders’ Meeting, whether or not that individual is standing for re-election to the Board at that particular Annual Stockholders’ Meeting, shall automatically be granted a Non-Statutory Option to purchase 15,000 shares of Common Stock. There shall be no limit on the number of such annual option grants any one non-Employee director may receive over his or her period of Board service, and non-Employee directors who have previously been in the employ of the Corporation (or any Parent or Subsidiary) or who have otherwise received one or more option grants from the Corporation shall be eligible to receive one or more such annual option grants over their period of continued Board service.
          B. Exercise Price. The exercise price per share for each option grant made under the Automatic Option Grant Program shall be equal to 100% of the Fair Market Value per share of Common Stock on the option grant date.
          C. Option Term. Each option grant under the Automatic Option Grant Program shall have a term of 10 years measured from the option grant date.
          D. Exercise and Vesting of Options.
               1. Each option under the Automatic Option Grant Program shall be immediately exercisable for any or all of the option shares. However, any unvested shares purchased under the option shall be subject to repurchase by the Corporation, at the lower of (a) the exercise price paid per share or (b) the Fair Market Value per share of Common Stock at the time of repurchase, should the Optionee cease such Board service prior to vesting in those shares.
               2. The shares subject to each initial option grant shall vest, and the Corporation’s repurchase right shall lapse, in quarterly installments upon the Optionee’s completion of each quarter of service as a non-Employee director measured from the option grant date.
               3. The shares subject to each annual option grant shall vest, and the Corporation’s repurchase right shall lapse, in four successive quarterly installments upon the Optionee’s completion of the each quarter of service as a non-Employee director measured from the grant date.
          E. Termination of Service. The following provisions shall govern the exercise of any options granted to the Optionee pursuant to the Automatic Option Grant Program that are outstanding at the time the Optionee ceases to serve as a director:

               1. The option shall be exercisable until the earlier to occur of (a) the Expiration Date or (b) the one-year anniversary of the date the Optionee’s Board service terminated.
               2. During the post-Service exercise period, the option may not be exercised in the aggregate for more than the number of vested shares of Common Stock for which the option is exercisable at the time of the Optionee’s cessation of Board service.
               3. Should the Optionee’s Board service cease due to death or Permanent Disability, then all shares at the time subject to the option shall immediately vest so that such option may be exercised for any or all of those shares as fully vested shares of Common Stock.
               4. Upon the expiration of the one year exercise period or (if earlier) upon the Expiration Date, the option shall terminate for any vested shares for which the option has not been exercised. However, the option shall, immediately upon the Optionee’s cessation of Board service for any reason other than death or Permanent Disability, terminate to the extent the option is not otherwise at that time exercisable for vested shares.
          F. Election to Decline Equity Incentive Grants. Notwithstanding anything to the contrary set forth in the Plan, each non-Employee director may elect to decline one or more of the option grants to which he or she may otherwise be entitled under the Automatic Option Grant Program, provided that any non-Employee director who elects to decline any such option grant shall not receive any other compensation in lieu of that option grant. Such election shall be made pursuant to written notice to the Corporation in which the non-Employee director specifically declines one or more such option grants and acknowledges that such director will not receive any other compensation from the Corporation in lieu of those option grants.
II.	CHANGE IN CONTROL/PROXY CONTEST
          A. In the event a Change in Control occurs while the Optionee remains a director, the shares of Common Stock at the time subject to each outstanding option that was granted pursuant to this Automatic Option Grant Program shall automatically vest in full so that each such option shall, immediately prior to the effective date of the Change in Control, become exercisable for all the shares subject to the option at that time as fully vested shares of Common Stock and may be exercised for any or all of those vested shares. Immediately following the consummation of the Change in Control, each automatic option grant shall terminate, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in effect pursuant to the terms of the Change in Control transaction.
          B. In the event a Proxy Contest occurs while the Optionee remains a director, the shares of Common Stock at the time subject to each outstanding option granted pursuant to this Automatic Option Grant Program shall automatically vest in full so that each such option shall, immediately prior to the effective date of the Proxy Contest, become exercisable for all the option shares as fully vested shares of Common Stock and may be exercised for any or all of those vested shares. Such option shall remain exercisable until the earliest to occur of (1) the Expiration Date, (2) the expiration of the one-year period measured from the date of the Optionee’s cessation of Board service, or (3) the termination of the option in connection with a Change in Control transaction.
          C. All outstanding repurchase rights under this Automatic Option Grant Program shall automatically terminate, and the shares of Common Stock subject to those terminated rights shall vest in full, immediately prior to the occurrence of a Change in Control or a Proxy Contest that occurs while the Optionee remains a director.
          D. Each option which is assumed or otherwise continued in effect in connection with a Change in Control shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities which would have been issuable to the Optionee in consummation of such Change in Control had the option been exercised immediately prior to such Change in Control. Appropriate adjustments shall also be made to the exercise price payable per share under each outstanding option, provided the aggregate exercise price payable for such securities shall remain the same. To the extent the holders of Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation may, in connection with the assumption of the outstanding options granted pursuant to the Automatic Option Grant Program, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such transaction.
          E. The grant of options under the Automatic Option Grant Program shall in no way affect the right of the Corporation to undertake any corporate action.
III.	REMAINING TERMS
          The remaining terms of each option granted under the Automatic Option Grant Program shall be the same as the terms in effect for option grants made under the Discretionary Option Grant Program.

ARTICLE FIVE
MISCELLANEOUS
I.	FINANCING
          The Plan Administrator may permit any Optionee or Participant to pay the option exercise price under the Discretionary Option Grant Program or the purchase price of shares issued under the Stock Issuance Program by delivering a full-recourse, interest-bearing promissory note payable in one or more installments. After considering the tax and accounting consequences, the Plan Administrator shall establish the terms of any such promissory note (including the interest rate and the terms of repayment). In no event may the maximum credit available to the Optionee or Participant exceed the sum of (A) the aggregate option exercise price or purchase price payable for the purchased shares (less the par value of such shares) plus (B) any applicable income and employment tax liability incurred by the Optionee or the Participant in connection with the option exercise or share purchase. Prior to permitting the use of promissory notes as payment under the Plan, the Plan Administrator should consider the restrictions on doing so imposed by Regulation U.
II.	TAX WITHHOLDING
          A. The Corporation’s obligation to deliver shares of Common Stock upon the exercise of options or the issuance or vesting of such shares granted pursuant to the Plan shall be subject to the satisfaction of all applicable income and employment tax withholding requirements.
          B. The Plan Administrator may, in its discretion, provide any or all holders of Non-Statutory Options or unvested shares of Common Stock issued pursuant to the Plan (other than the options granted to non-Employee directors or independent contractors) with the right to use shares of Common Stock in satisfaction of all or part of the Withholding Taxes to which such holders may become subject in connection with the exercise of their options or the vesting of their shares. Such right may be provided to any such holder in either or both of the following formats:
               1. Stock Withholding: The election to have the Corporation withhold, from the shares of Common Stock otherwise issuable upon the exercise of such Non-Statutory Option or the vesting of such shares, a portion of those shares. So as to avoid adverse accounting treatment, the number of shares that may be withheld for this purpose may not exceed the minimum number needed to satisfy the applicable income and employment tax withholding rules.
               2. Stock Delivery: The election to deliver to the Corporation, at the time the Non-Statutory Option is exercised or the shares vest, one or more shares of Common Stock previously acquired by such holder (other than in connection with the option exercise or share vesting triggering the Withholding Taxes). So as to avoid adverse accounting treatment, the number of shares that may be withheld for this purpose may not exceed the minimum number needed to satisfy the applicable income and employment tax withholding rules.
III.	SHARE ESCROW/LEGENDS
          Unvested shares of Common Stock may, in the Plan Administrator’s discretion, be held in escrow by the Corporation until the Optionee’s or the Participant’s interest in such shares vests or may be issued directly to the Optionee or the Participant with restrictive legends on the certificates evidencing those unvested shares.
IV.	RESTRICTIONS ON CANCELLATION AND REGRANT OF STOCK OPTIONS AND REPRICING OF STOCK OPTIONS
          Except with the approval of the stockholders of the Corporation, (i) no option may be granted under the Plan to an employee, consultant or member of the Board in direct exchange for, or in direct connection with, the cancellation or surrender of an outstanding option of such person having a higher exercise price, and (ii) no option granted under the Plan may be amended to reduce the exercise price per share of the Common Stock of the Corporation subject to such option below the exercise price of the option as of the date the option is granted, except to reflect the substitution for or assumption of the option in connection with a Change in Control of the Corporation or if any change is made in the Common Stock subject to the Plan or subject to any option under the Plan without the receipt of consideration by the Corporation (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Corporation) in which case the outstanding stock options will be appropriately adjusted in the class or classes and number of securities and price per share of Common Stock subject to such outstanding stock options. In the event of the substitution for or assumption of an option in connection with a Change in Control of the Corporation or if any change is made in the Common Stock subject to the Plan or subject to any option under the Plan without the receipt of consideration by the Corporation, the Board shall make such adjustments, and its determination shall be final, binding and conclusive. (The conversion of any convertible securities of the Corporation shall not be treated as a transaction “without receipt of consideration” by the Corporation.)
V.	EFFECTIVE DATE AND TERM OF THE PLAN
          A. The Plan shall become effective on May 23, 2002. No options may be granted or stock issued under the Plan at any time before May 23, 2002.
          B. The Plan shall serve as the successor to the Predecessor Plan, and no further option grants or direct stock issuances shall be made under the Predecessor Plan after May 23, 2002. All options outstanding under the Predecessor Plan on May 23, 2002 shall be transferred to the Plan at that time and shall be treated as outstanding options under the Plan.
          C. Each outstanding option so transferred shall continue to be governed by the terms of the documents evidencing such option, and no provision of the Plan shall be deemed to automatically affect or otherwise modify the rights or obligations of the holders of such transferred options.
          D. Notwithstanding the previous sentence, one or more provisions of the Plan, including, without limitation, the acceleration provisions of the Discretionary Option Grant Program relating to Changes in Control and Proxy Contests, may, in the Plan Administrator’s discretion, be extended to one or more options incorporated from the Predecessor Plans provided that such provision or provisions do not adversely affect the Optionee’s rights and obligations.
          E. Unless terminated by the Board prior to such time, the Plan shall terminate upon the tenth anniversary of the Plan’s adoption by the Board. Should the Plan terminate when any options or unvested shares are outstanding, such awards shall continue in effect in accordance with the provisions of the documents evidencing such grants or issuances.
VI.	AMENDMENT OF THE PLAN
          The Board shall have complete and exclusive power and authority to amend the Plan or any awards made hereunder. However, no such amendment of the Plan shall adversely affect the rights and obligations with respect to options or unvested stock issuances at the time outstanding under the Plan unless the Optionee or the Participant consents to such amendment, and, except as provided in Section IV of Article Five of the Plan relating to adjustments upon changes in Common Stock, no increase in the number of shares of Common Stock reserved for issuance under the Plan shall be effective unless approved by the stockholders of the Corporation to the extent stockholder approval is necessary to satisfy the requirements of Section 422 of the Code, Securities and Exchange Commission Rule 16b-3 or any Nasdaq or securities exchange listing requirements. In addition, stockholder approval shall be necessary to modify the eligibility requirements for participation in the Plan.
VII.	USE OF PROCEEDS
          Any cash proceeds received by the Corporation from the sale of shares of Common Stock under the Plan shall be used for any corporate purpose.
VIII.	REGULATORY APPROVALS
          A. The implementation of the Plan, the granting of any stock option under the Plan and the issuance of any shares of Common Stock (1) upon the exercise of any option or (2) under the Stock Issuance

Program shall be subject to the Corporation’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the stock options granted under it and the shares of Common Stock issued pursuant to it.
          B. No shares of Common Stock or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of applicable securities laws, including the filing and effectiveness of the Form S-8 registration statement for the shares of Common Stock issuable under the Plan, and all applicable requirements of any stock exchange or the Nasdaq Stock Market on which Common Stock is then listed for trading or traded.
IX.	NO EMPLOYMENT/SERVICE RIGHTS
          Nothing in the Plan shall confer upon the Optionee or the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining such person) or of the Optionee or the Participant, which rights are hereby expressly reserved by each, to terminate such person’s Service at any time for any reason, with or without cause.
X.	CALIFORNIA BLUE SKY PROVISIONS
          If the Corporation is not exempt from California securities laws, the following provisions shall apply to any sale of Common Stock or any option grant to an individual who is eligible to receive such grants pursuant to the Plan who resides in the State of California.
          A. Option Grant Program.
               1. The exercise price per share shall be fixed by the Plan Administrator in accordance with the following provisions:
               (a) The exercise price per share applicable to each option shall not be less than 85% of the Fair Market Value per share of Common Stock on the date the option is granted.
               (b) If the person to whom the option is granted is a 10% Stockholder, then the exercise price per share shall not be less than 110% of the Fair Market Value per share of Common Stock on the date the option is granted.
               2. The Plan Administrator may not impose a vesting schedule upon any option grant or the shares of Common Stock subject to that option which is more restrictive than 20% per year vesting, with the initial vesting to occur not later than one year after the option grant date. However, such limitation shall not be applicable to any option grants made to individuals who are officers of the Corporation, non-Employee directors or independent contractors.
               3. Unless the Optionee’s Service is terminated for Misconduct (in which case the option shall terminate immediately), the option (to the extent it was vested and exercisable at that the time Optionee’s Service ceased) must remain exercisable, following Optionee’s termination of Service, for at least (a) six months if Optionee’s Service terminates due to death or Permanent Disability or (b) thirty days in all other cases.
          B. Stock Issuance Program.
               1. The purchase price per share for shares issued under the Stock Issuance Program shall be fixed by the Plan Administrator but shall not be less than 85% of the Fair Market Value per share of Common Stock on the issue date. However, the purchase price per share of Common Stock issued to a 10% Stockholder shall not be less than 100% of such Fair Market Value.
               2. The Plan Administrator may not impose a vesting schedule upon any stock issuance effected under the Stock Issuance Program which is more restrictive than 20% per year vesting, with initial vesting to occur not later than one year after the issuance date. Such limitation shall not apply to any Common Stock issuances made to the officers of the Corporation, non-Employee directors or independent contractors.
          C. Repurchase Rights. To the extent specified in a stock purchase agreement or stock issuance agreement, the Corporation and/or its stockholders shall have the right to repurchase any or all of the unvested shares of Common Stock held by an Optionee or Participant when such person’s Service ceases. However, except with respect to grants to officers, directors, and consultants of the Corporation, the repurchase right must satisfy the following conditions:
               1. The Corporation’s right to repurchase the unvested shares of Common Stock must lapse at the rate of at least 20% per year over five years from the date the option was granted under the Discretionary Option Grant Program or the shares were issued under the Stock Issuance Program.
               2. The Corporation’s repurchase right must be exercised within ninety days of the date that Service ceased (or the date the shares were purchased, if later).
               3. The purchase price must be paid in the form of cash or cancellation of the purchase money indebtedness for the shares of Common Stock.

APPENDIX
          The following definitions shall be in effect under the Plan:
          A. Automatic Option Grant Program shall mean the automatic option grant program in effect under Article Four of the Plan.
          B. Board shall mean the Corporation’s Board of Directors.
          C. Change in Control shall mean a change in ownership or control of the Corporation effected through any of the following transactions:
          (i) a merger, consolidation or other reorganization approved by the Corporation’s stockholders, unless securities representing more than 50% of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly, by the persons who beneficially owned the Corporation’s outstanding voting securities immediately prior to such transaction, or
          (ii) the sale, transfer or other disposition of all or substantially all of the Corporation’s assets, or
          (iii) the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than 50% of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s stockholders.
          D. Code shall mean the Internal Revenue Code of 1986, as amended.
          E. Common Stock shall mean the Corporation’s common stock.
          F. Corporation shall mean BIOLASE Technology, Inc., a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of BIOLASE Technology, Inc. which adopts the Plan.
          G. Discretionary Option Grant Program shall mean the discretionary option grant program in effect under Article Two of the Plan.
          H. Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.
          I. Exchange Act shall mean the Securities Exchange Act of 1934, as amended.
          J. Exercise Date shall mean the date on which the option shall have been exercised in accordance with the appropriate option documentation.
          K. Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:
          (i) If the Common Stock is at the time traded on the Nasdaq Stock Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq Stock Market and published in The Wall Street Journal. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

          (ii) If the Common Stock is at the time listed on any stock exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the stock exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange and published in The Wall Street Journal. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.
          (iii) If the Common Stock is at the time neither listed on any stock exchange or the Nasdaq Stock Market, then the Fair Market Value shall be determined by the Plan Administrator after taking into account such factors as the Plan Administrator shall deem appropriate.
          L. Incentive Option shall mean an option that satisfies the requirements of Code Section 422.
          M. Involuntary Termination shall mean the termination of the Service of any individual which occurs by reason of:
          (i) such individual’s involuntary dismissal or discharge by the Corporation (or its Parent or Subsidiary) for reasons other than Misconduct, or
          (ii) such individual’s voluntary resignation following (a) a change in his or her position with the Corporation (or any Parent or Subsidiary) which materially reduces his or her duties and responsibilities, (b) a reduction in his or her base salary by more than 15%, unless the base salaries of all similarly situated individuals are reduced by the Corporation (or any Parent or Subsidiary) employing the individual or (c) a relocation of such individual’s place of employment by more than fifty miles, provided and only if such change, reduction or relocation is effected by the Corporation (or any Parent or Subsidiary) without the individual’s consent.
          N. Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by the Optionee or Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not in any way preclude or restrict the right of the Corporation (or any Parent or Subsidiary) to discharge or dismiss any Optionee, Participant or other person in the Service of the Corporation (or any Parent or Subsidiary) for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of the Plan, to constitute grounds for termination for Misconduct.
          O. Non-Statutory Option shall mean an option not intended to be an Incentive Option.
          P. Optionee shall mean any person to whom an option is granted under the Discretionary Option Grant or Automatic Option Grant Program.
          Q. Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
          R. Participant shall mean any person who is issued shares of Common Stock under the Stock Issuance Program.
          S. Permanent Disability or Permanently Disabled shall mean the inability of the Optionee or the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or has lasted or can be expected to last for a continuous period of 12 months or more. However, solely for purposes of the Automatic Option Grant Program, Permanent Disability or Permanently Disabled shall mean the inability of the non-Employee director to perform his or her usual duties as a director by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of 12 months or more.
          T. Plan shall mean the BIOLASE Technology, Inc. 2002 Stock Incentive Plan, as amended.
          U. Plan Administrator shall mean the particular entity, whether the Primary Committee, the Board or the Secondary Committee, which is authorized to administer the Discretionary Option Grant and Stock Issuance Programs with respect to one or more classes of eligible persons, to the extent such entity is carrying out its administrative functions under those programs with respect to the persons under its jurisdiction.
          V. Plan Effective Date shall mean the date the Plan becomes effective and shall be coincidental with the date the Plan is approved by the Corporation’s stockholders. The Plan Effective Date is May 23, 2002.
          W. Predecessor Plan shall mean the BIOLASE Technology, Inc. 1998 Stock Option Plan, as amended.
          X. Primary Committee shall mean the committee comprised of one or more directors designated by the Board to administer the Discretionary Option Grant and Stock Issuance Programs with respect to Section 16 Insiders. To obtain the benefits of Rule 16b-3, there must be at least two members on the Primary Committee and all of the members must be “non-employee” directors as that term is defined in the Rule or the entire Board must approve the grant(s). Similarly, to be exempt from the million dollar compensation deduction limitation of Code Section 162(m), there must be at least two members on the Primary Committee and all of the members must be “outside directors” as that term is defined in Code Section 162(m).
          Y. Proxy Contest shall mean a change in ownership or control of the Corporation effected through a change in the composition of the Board over a period of 36 consecutive months or less such that a majority of the directors ceases, by reason of one or more contested elections for directorship, to be comprised of individuals who either (i) have been directors continuously since the beginning of such period or (ii) have been elected or nominated for election as directors during such period by at least a majority of the directors described in clause (i) who were still in office at the time the Board approved such election or nomination.
          Z. Secondary Committee shall mean a committee of one or more directors appointed by the Board to administer the Discretionary Option Grant and Stock Issuance Programs with respect to eligible persons other than Section 16 Insiders.
          AA. Section 16 Insider shall mean an executive officer or director of the Corporation or the holder of more than 10% of a registered class of the Corporation’s equity securities, in each case subject to the short-swing profit liabilities of Section 16 of the Exchange Act.
          BB. Service shall mean the performance of services for the Corporation (or any Parent or Subsidiary) by a person in the capacity of an Employee, a non-Employee member of the board of directors or independent contractor, except to the extent otherwise specifically provided in the documents evidencing the option grant or stock issuance.
          CC. Stock Issuance Program shall mean the stock issuance program in effect under Article Three of the Plan.
          DD. Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
          EE. 10% Stockholder shall mean the owner of stock (as determined under Code Section 424(d)) possessing more than 10% of the total combined voting power of all classes of stock of the Corporation (or any Parent or Subsidiary).

          FF. Withholding Taxes shall mean the applicable income and employment withholding taxes to which the holder of a Non-Statutory Option or unvested shares of Common Stock under the Plan may become subject in connection with the exercise of those options or the vesting of those shares.

PROXY
BIOLASE TECHNOLOGY, INC.
ANNUAL MEETING OF STOCKHOLDERS
May 16, 2007
This Proxy is Solicited on Behalf of the Board of Directors of BIOLASE Technology, Inc.
The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on May 16, 2007 and the Proxy Statement, and appoints Jeffrey W. Jones and Richard L. Harrison, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of BIOLASE Technology, Inc. (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the 2007 Annual Meeting of Stockholders of the Company to be held at the Laguna Cliffs Marriott Resort and Spa, 25135 Park Lantern, Dana Point, CA, 92629, on May 16, 2007, at 9:00 a.m. local time (the “Annual Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on this proxy card.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE

▼DETACH PROXY CARD HERE▼
Our Board of Directors recommends a vote FOR the directors listed below and a vote FOR each of the listed proposals.
1. To elect six directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal.

NOMINEES	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
01 Robert M. Anderton, DDS	☐	☐	☐	04 Jeffrey W. Jones	☐	☐	☐

02 George V. d’Arbeloff	☐	☐	☐	05 Neil J. Laird	☐	☐	☐

03 Daniel S. Durrie, M.D.	☐	☐	☐	06 Federico Pignatelli	☐	☐	☐

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

2. To approve the amendments to the 2002 Stock Incentive Plan.	☐	☐	☐	3. To ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.	☐	☐	☐

☐	MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW			I (WE) WILL ☐ WILL NOT☐ ATTEND THE MEETING IN PERSON.

By executing this Proxy, the undersigned hereby grants the named proxy holders discretionary authority to act upon all other matters incident to the conduct of the meeting or as may properly come before the meeting, or any adjournment thereof.

The undersigned hereby ratifies and confirms all that the attorneys and proxies, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at the meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement accompanying such notice.

Dated: _________________________________________________________, 2007

Signature

Signature

Please date this proxy card and sign above exactly as your name appears on this card. Joint owners should each sign personally. Corporate proxies should be signed by an authorized officer. Executors, administrators, trustee, etc., should give their full titles.